UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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PeopleSupport, Inc.
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PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, CA 90024
(310) 824-6200
May 9, 2008
Dear Stockholder:
     You are cordially invited to attend our 2008 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 A.M., Pacific Time, on Monday, June 30, 2008, at the Radisson L.A. Westside, 6161 West Centinela Avenue, Culver City, California 90230.
     The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.
     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.
     We have also enclosed a copy of our 2007 Annual Report.
     We look forward to seeing you at the meeting.
Sincerely,
/s/ Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary

PeopleSupport, Inc.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Monday, June 30, 2008
To our Stockholders:
     PeopleSupport, Inc., a Delaware corporation (the “Company”), will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at 9:00 A.M., Pacific Time, on Monday, June 30, 2008, at the Radisson L.A. Westside, 6161 West Centinela Avenue, Culver City, California 90230.
     We are holding this meeting:
•	to elect two Class I directors to serve until the 2011 Annual Meeting and until their successors are duly elected and qualified;
•	to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm;
•	to approve the Company’s amendment and restatement of 2004 Stock Incentive Plan, including annual equity grant limits to enable the Company to continue to deduct the value of certain grants from the Company’s taxable income; and
•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
     Only stockholders of record at the close of business on May 1, 2008, are entitled to notice of and to vote at this meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 1100 Glendon Avenue, Suite 1250, Los Angeles, California, 90024.
     It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we ask that you promptly vote by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the meeting.
By Order of the Board of Directors,
/s/ Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary
Los Angeles, California
May 9, 2008

PeopleSupport, Inc.
PROXY STATEMENT
Information Concerning Voting And Solicitation
     This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of PeopleSupport, Inc., a Delaware corporation (“PeopleSupport,” the “Company,” “we,” “our” or “us”), of proxies to be used at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Radisson L.A. Westside, 6161 West Centinela Avenue, Culver City, California 90230, at 9:00 A.M., Pacific Time, on Wednesday, June 30, 2008, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about May 9, 2008.
Appointment of Proxy Holders
     The Board of Directors (the “Board”) asks you to appoint Lance Rosenzweig, President and Chief Executive Officer, and Caroline Rook, Chief Financial Officer, as your proxy holders to vote your shares at the 2008 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.
     If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.
     Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.
Who Can Vote
     Only stockholders who owned shares of our common stock at the close of business on May 1, 2008, the record date for the Annual Meeting, can vote at the Annual Meeting (“stockholders of record”). As of the close of business on May 1, 2008, we have approximately 21,395,420 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of May 1, 2008. There is no cumulative voting. If you are a stockholder of record, you (or your duly appointed proxy holder) are entitled to attend the meeting. We have adopted procedures to ensure that our stockholders can check in efficiently when entering the meeting.
     If you are a stockholder of record (or a stockholder of record’s duly appointed proxy) and you do not have an admittance card with you at the meeting, you will be admitted upon verification of ownership at the stockholder’s registration desk. The admission ticket is located on the lower portion of your proxy card.
How You Can Vote
     You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the proxy card provided to you by your bank or broker.
     Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.
     Voting at the Annual Meeting. You may attend the Annual Meeting and vote in person. Voting your proxy card by mail will not limit your right to vote at the Annual Meeting. If you decide to attend in person and vote, your vote at the meeting will supersede your prior vote by mail. The Board recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy from the bank or broker to be able to vote at the Annual Meeting.
     Street Name Stockholders. Persons who own stock through brokers, trustees, plans or in “street name” and not directly through ownership of stock certificates are considered beneficial owners. Beneficial owners of record on May 1, 2008 can obtain admittance cards only at the stockholder’s registration desk by presenting evidence of common stock ownership. This evidence could be a proxy from the institution that is the record holder of the stock or your most recent bank or brokerage firm account statement that includes the record date, along with proper identification.
     If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class I directors, FOR the ratification of the appointment of the independent registered public accounting firm, and FOR the approval of amended and restated 2004 Stock Incentive Plan primarily to approve annual equity grant limits.
Revocation of Proxies
     Stockholders can revoke their proxies at any time before they are exercised in any of three ways:
•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to PeopleSupport’s Secretary prior to the Annual Meeting; or

•	by submitting a substitute proxy of a later date that is properly executed on or before the time of the Annual Meeting.
Required Vote
     Directors are elected by a plurality vote, which means that the nominee or nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.
     A quorum, which is a majority of the outstanding shares as of May 1, 2008, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. As of the close of business on May 1, 2008, the record date for determining shareholders entitled to vote at the Annual Meeting, we have approximately 21,395,420 shares of common stock issued and outstanding.
Abstentions and Broker Non-Votes
     If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter from which you abstained. Consequently, your abstention will have the same effect as a vote against such matter.
     If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.
Solicitation of Proxies
     PeopleSupport will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to non-objecting beneficial owners of our common stock.

IMPORTANT
     Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1:
Election of Directors
Directors and Nominees
     Our Amended and Restated Certificate of Incorporation provides that the number of members on our Board of Directors will be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. We currently have authorized eight directors. Our Board of Directors is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:
•	Our Class I directors are Frank Perna and Joe Rose, and their terms will expire at the Annual Meeting to be held on June 30, 2008. Messrs. Perna and Rose are standing for re-election at the current Annual Meeting.

•	Our Class II directors are Adam Berger, George Ellis and Krish Panu, and their terms will expire at the Annual Meeting to be held in 2009. They are therefore not up for election at the current Annual Meeting.

•	Our Class III directors are C. Larry Bradford, Michael Edell and Lance Rosenzweig, and their terms will expire at the Annual Meeting to be held in 2010. They are therefore not up for election at the current Annual Meeting.
     Messrs. Rose and Perna, have been nominated for election at the Annual Meeting to serve until the Annual Meeting to be held in 2011 or until their respective successors have been elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Nominating and Corporate Governance Committee to fill the vacancy.
     Messrs. Rose and Perna, the Board of Directors’ nominees who are standing for election, were recommended by the Nominating and Corporate Governance Committee. Certain biographical information about Messrs. Perna and Rose and the process for selecting them is set forth below.
     There are no family relationships among any of our directors or executive officers.
Biographical Information of the Director Nominees
     Frank Perna has served as one of our directors since January 2006. From December 1998 until his retirement in February 2005, Mr. Perna served as Chairman and Chief Executive Officer of MSC.Software, a leading global provider of virtual product development solutions, including simulation software and services. Before becoming Chairman and Chief Executive Officer of MSC.Software, Mr. Perna served as a director on the boards of both MSC.Software and PDA Engineering, Inc. (which was acquired by MSC.Software in 1994). From 1994 through 1998, Mr. Perna served as Chairman and Chief Executive Officer of EOS Corporation, a high technology electronics manufacturer and also as chairman of Software.com, a software solutions provider. From 1984 through 1993, Mr. Perna was President (and Chief Executive Officer from 1990) of MagneTek, an international manufacturer of electrical equipment. During his tenure at MagneTek, Mr. Perna managed the strategic growth of the company from $195 million to more than $1.5 billion in annual revenue. Mr. Perna also spent 17 years at General Motors in the area of engineering test and computer simulation and has held senior management positions at Whittaker Corporation, Bell & Howell and Sun Electric. Mr. Perna also serves on the board of CalAmp Corp., a provider of wireless products, engineering services, communications equipment and technology products.
     Joe Rose has served as one of our directors since June 2005. Mr. Rose is Founder and Managing Member of Narrow Gate Interests, LLC, a business consulting and investment management firm. Mr. Rose also serves on the Board of Directors of Attenex Corporation, an eDiscovery provider. From 1997 to August 2003, Mr. Rose served as Executive Vice President and Chief Operating Officer of SOURCECORP, Inc. a leading provider of BPO and related consulting services. The company successfully completed 72 acquisitions of complementary businesses during this period. During his tenure, Mr. Rose also served on the company’s Board of Directors and its Executive Committee. Before joining SOURCECORP, Mr. Rose was Chief Executive Officer and a member of the Board of Directors of FormMaker Software, a document automation software and services firm, which merged with Image Sciences to eventually become Docucorp International. Prior to FormMaker, Mr. Rose held various senior executive management positions with the Harland Company, National Data Corporation and Electronic Data Systems. Mr. Rose also served on the Board of Directors for Captiva Software, Inc., an enterprise content management software company, until its acquisition by EMC in December 2005. Mr. Rose holds a Bachelor of Arts degree from Texas Tech University.
Vote Required
     The two nominees for Class I directors receiving the highest number of affirmative votes will be elected as Class I directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominee.
     Your Board of Directors recommends a vote FOR the election of the nominees set forth above as Class I directors of PeopleSupport.
Executive Officers and Directors
     The following table shows information about our executive officers and directors:

Name	Age	Position(s)
Lance Rosenzweig	45	President, Chief Executive Officer, Chairman of the Board and Secretary
Caroline Rook	50	Chief Financial Officer
Richard Bledsoe	51	Chief Operating Officer
Rainerio Borja	46	Vice President, Strategic Programs, and President of PeopleSupport (Philippines), Inc.
Joseph Duryea	46	Vice President, Sales
Jennifer Sherry	36	Vice President, Global Human Resources
Adam Berger(3)	44	Director
C. Larry Bradford(1)(3)	71	Director
Michael Edell(1)(2)	45	Director
George Ellis(1)	59	Director
Krish Panu	51	Director
Frank Perna(2)	70	Director
Joe Rose(2)(3)	57	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee
     Lance Rosenzweig, one of our founders, has served as our Chairman of the Board of Directors since our inception in 1998. He has also served as our Chief Executive Officer since March 2002. Prior to joining PeopleSupport from 1993 to 1997, Mr. Rosenzweig was a founder, Chairman and President of Newcastle Group, a privately held plastics manufacturing company. In 1993, Mr. Rosenzweig was a founder of Unisite, a privately held wireless cell site management company, which was acquired by American Tower in 2000 for over $200 million. Prior to 1993, Mr. Rosenzweig was a divisional Vice President at GE Capital, a Vice President in the investment banking group of Dean Witter (now Morgan Stanley), a Vice President in the investment banking group of Capel Court Pacific, an Australian investment banking firm, and a corporate planning manager of Jefferson Smurfit Corp., a multinational packaging company. Mr. Rosenzweig has 19 years of executive leadership experience with start-up and established companies. Mr. Rosenzweig has an M.B.A. in marketing, finance and information technology from Northwestern

University’s Kellogg School of Management and a Bachelor of Science degree in Industrial Engineering, with Tau Beta Pi honors, from Northwestern University.
     Caroline Rook has served as our Chief Financial Officer since June 2002. Prior to joining PeopleSupport from June 2000 to June 2002, Ms. Rook was Corporate Leader, Financial Operations of Acxiom Corporation, a publicly traded technology company based in Little Rock, Arkansas that provides customer information management solutions. Prior to joining Acxiom, Ms. Rook was at Sterling Software, Inc., where she served as Vice President of Finance in the Business Intelligence Group and for two divisions. Ms. Rook has over 25 years of financial experience. Ms. Rook has a Bachelor of Science degree with honors in Computation from the University of Manchester (England) and is a Fellow of the Institute of Chartered Accountants in England and Wales.
     Richard Bledsoe was appointed Chief Operating Officer in June 2007 and acted as our Senior Vice President and General Manager of Business Process Solutions from February 2007. Prior to joining PeopleSupport, Mr. Bledsoe served as Senior Vice President of SOURCECORP from September 2002 to September 2006, with responsibility for the healthcare and government verticals, as well as domestic and offshore operations. From January 2000 to August 2002, Mr. Bledsoe was Vice President of International Operations for Affiliated Computer Services, a global Fortune 500 company providing BPO and IT solutions, with responsibility for 11 offshore sites, 10,000 employees and operations in five countries. Mr. Bledsoe was previously the European Managing Director (President) and a board member of Alamo Rent a Car, with responsibility for operations in seven countries. Mr. Bledsoe has a Bachelor of Science degree in Mass Communication from the University of Utah.
     Rainerio Borja has served as our Vice President, Strategic Programs since January 2007 and President of PeopleSupport (Philippines), Inc. since May 2000. Mr. Borja also served as our Vice President of Global Operations from March 2003 to January 2007. Prior to joining PeopleSupport, from August 1999 to April 2000, Mr. Borja was the Director of Professional Services and Support — Asia/Pacific, for Epicor Corporation, a publicly traded software company. Prior to joining Epicor Corporation, from March 1998 to May 1999, Mr. Borja was Regional Services Director for Danka Corporation, a publicly traded digital imaging company. Prior to joining Danka Corporation, Mr. Borja held several management positions with Unisys Corporation throughout the Asia/Pacific region for over 10 years where he was responsible for running the Asia/Pacific Training Center, the Advanced Systems Support Group and its Regional Consulting Organization. Mr. Borja’s last position with Unisys was as Director of Services and Support, Global Customer Services. Mr. Borja has over 15 years of experience managing large-scale customer service, IT support and consulting organizations within the Asia/Pacific region. Mr. Borja has a Bachelor of Science degree in Commerce from De La Salle University.
     Joseph Duryea has served as our Vice President of Sales since August 2005. Prior to joining PeopleSupport, from October 2004 to August 2005, Mr. Duryea served as Vice President of Business Development at IBM in the Business Transformation Outsourcing group, where he was responsible for business development in relation to business process outsourcing (BPO) to Australia, India and the Philippines. Prior to joining IBM, from March 2001 to October 2004, Mr. Duryea served as Senior Vice President and General Manager, Business Development, at Transworks, Inc., an Indian BPO company, where he was responsible for business development, sales and marketing. Mr. Duryea previously held senior level sales, sales management, and marketing positions at American Express and Convergys. Mr. Duryea has a Bachelor of Science degree in Business Administration from the University of Nebraska.
     Jennifer Sherry has served as our Vice President, Global Human Resources since April 2006 and was formally promoted to that position in March 2007. Prior to joining PeopleSupport, Ms. Sherry was the Senior Vice President of Human Resources and Corporate Services at Creditek, a business processing outsourcing company with offices in India, Romania, China and Hungary, which was purchased by Genpact, formerly GE Capital International Services. From October 2000 to January 2003, Ms. Sherry worked in Shareholder Services at Hewlett-Packard and was responsible for their employee stock programs. Ms. Sherry has a Bachelor of Arts degree in English from Boston College, is certified as a Senior Professional in Human Resources and is a member of the Society for Human Resource Management.
     Adam Berger has served as one of our directors since January 2003. Since February 2007, Mr. Berger has been the Chief Executive Officer of Spark Networks plc., a leading provider of online personal services, such as JDate.com, and has served on their Board of Directors since September 2006. Prior to that, Mr. Berger was President and Chief Executive Officer of WeddingChannel.com, a privately held company, from June 1999 until it was acquired by The Knot in September 2006. Prior to joining WeddingChannel.com, from August 1994 to November 1998, Mr. Berger was President of The Franklin Mint, a global direct marketer and retailer of collectibles. Prior to joining The Franklin Mint, from August 1991 to July 1994, Mr. Berger was a consultant with Boston Consulting Group. Mr. Berger began his career with The Procter and Gamble Company in Cincinnati, holding various line management positions in product development and brand management. Mr. Berger has an M.B.A. with distinction from the Harvard Business School and a Bachelor of Science degree in Chemical Engineering from the University of California at Berkeley.
     C. Larry Bradford has served as one of our directors since May 1999. Prior to his retirement, from November 1992 to November 1994, Mr. Bradford was Vice President of Sales and Marketing for Jefferson Smurfit Group, a multinational packaging company. From February 1991 to October 1992, Mr. Bradford served as Vice President of the Container Division at Jefferson Smurfit and, from January 1983 to January 1991, he was Vice President of the Folding Carton and Boxboard Mill Division. Prior to joining Jefferson Smurfit, Mr. Bradford was a Vice President at Potlatch Corporation, a forest products company. Mr. Bradford is currently co-owner of a chain of 9 Great Clips franchised hair salons located throughout central Illinois. Mr. Bradford has a Bachelors of Science degree from St. Louis University with an emphasis in Electrical Engineering and served as a Lieutenant in the Air Force National Guard.
     Michael Edell has served as one of our directors since June 2002. Mr. Edell is the Founder and Managing Partner of GroundWork Equity LLC, a firm that accelerates the growth of companies by providing strategic planning, execution experience and access to investment capital. Mr. Edell is also the CEO and President of Interneer, Inc., a privately held company which provides hosted business process and workflow applications using a patented platform technology. Mr. Edell is also the Founder of Warehouse Auction Centers, Inc., a privately held online e-commerce site for collectible items, and is General Partner of Warp Nine Partners, LLC, a real estate partnership. Mr. Edell also serves on the board of Altametrics, Inc., a privately held provider of hosted enterprise solutions to the restaurant industry in addition to the advisory boards of other high technology companies. From September 1983 to February 2003, Mr. Edell was the President and Chief Executive Officer of eLabor.com, a privately held technology company that developed workforce management software. Mr. Edell spun off the project management division of eLabor, which was acquired by Microsoft Corporation in 2002 and then sold the company to ADP in 2003.
     George Ellis has served as one of our directors since October 2004. Mr. Ellis is currently the Chief Financial Officer of Global 360, a privately held software based business process management company. Chairman of SoftBrands, Inc., a Mr. Ellis also serves on the Board of Directors of global supplier of enterprise-wide software and Blackbaud, Inc., a software provider for nonprofit organizations. From October 2001 to January 2006, Mr. Ellis served as Chairman and Chief Executive Officer of SoftBrands, Inc. and its predecessor, AremisSoft Corporation, which was reorganized under Chapter 11 of the U.S. Bankruptcy Code in August 2002. Mr. Ellis joined AremisSoft as Chief Executive Officer to facilitate its reorganization. Mr. Ellis also served on the Board of Directors of AremisSoft from April 1999 to February 2001. Mr. Ellis is a Certified Public Accountant and an attorney in the State of Texas. Mr. Ellis has a Bachelor of Science degree in Accounting from Texas Tech University and a Juris Doctor from Southern Methodist University.
     Krish Panu has served as one of our directors since March 2008. Mr. Panu was appointed to the Board of Directors per an agreement between the Company and The Galleon Group, which manages funds that hold approximately 27 percent of the Company’s outstanding stock. Mr. Panu serves as a Managing Partner with the Galleon Group since April 2008. Mr. Panu was Chairman, Chief Executive Officer and President of @Road, Inc., a worldwide leader in Mobile Resource Management solutions. As Chief Executive Officer, he built @Road into one of the world’s first profitable Software-as-a-Service companies. @Road went public in 2000 and was acquired by Trimble Navigation in 2007 for $496 million. Prior to @Road, Inc., Mr. Panu served as Vice President and General Manager of the Logic Products division of semiconductor manufacturer Atmel Corporation, where he directed the engineering, manufacturing, software development and marketing groups. During his seven-year tenure, Atmel’s revenue grew from approximately $100 million to over $1.1 billion, and its wireless business increased to 42 percent of the company’s business. Mr. Panu was also a key member of the management team which raised over $600 million in both stock and bond offerings.
     Frank Perna has served as one of our directors since January 2006. From December 1998 until his retirement in February 2005, Mr. Perna served as Chairman and Chief Executive Officer of MSC.Software, a leading global provider of virtual product development solutions, including simulation software and services. Before becoming Chairman and Chief Executive Officer of MSC.Software, Mr. Perna served as a director on the boards of both MSC.Software and PDA Engineering, Inc. (which was acquired by MSC.Software in 1994). From 1994 through 1998, Mr. Perna served as Chairman and Chief Executive Officer of EOS Corporation, a high technology electronics manufacturer and also as chairman of Software.com, a software solutions provider. From 1984 through 1993, Mr. Perna was President (and Chief Executive Officer from 1990) of MagneTek, an international manufacturer of electrical equipment. During his tenure at MagneTek, Mr. Perna managed the strategic growth of the company from $195 million to more than $1.5 billion in annual revenue. Mr. Perna also spent 17 years at General Motors in the area of engineering test and computer simulation and has held senior management positions at Whittaker Corporation, Bell & Howell and Sun Electric. Mr. Perna also serves on the board of CalAmp Corp., a provider of wireless products, engineering services, communications equipment and technology products.
     Joe Rose has served as one of our directors since June 2005. Mr. Rose is Founder and Managing Member of Narrow Gate Interests, LLC, a business consulting and investment management firm. Mr. Rose also serves on the Board of Directors of Attenex Corporation, an eDiscovery provider. From 1997 to August 2003, Mr. Rose served as Executive Vice President and Chief Operating Officer of SOURCECORP, Inc. a leading provider of BPO and related consulting services. The company successfully completed 72 acquisitions of complementary businesses during this period. During his tenure, Mr. Rose also served on the company’s Board of Directors and its Executive Committee. Before joining SOURCECORP, Mr. Rose was Chief Executive Officer and a member of the Board of Directors of FormMaker Software, a document automation software and services firm, which merged with Image Sciences to eventually become Docucorp International. Prior to FormMaker, Mr. Rose held various senior executive management positions with the Harland Company, National Data Corporation and Electronic Data Systems. Mr. Rose also served on the Board of Directors for Captiva Software, Inc., an enterprise content management software company, until its acquisition by EMC in December 2005. Mr. Rose holds a Bachelor of Arts degree from Texas Tech University.
Board Meetings
     Our Board of Directors held ten meetings in 2007 and took no action by unanimous written consent in 2007. All directors attended at least 75% of the meetings of the Board of Directors held during the period for which such directors served on our Board and of the committees on which such directors served. It is the Company’s policy that all members of the Board of Directors attend the Company’s Annual Meeting in person or telephonically, absent exigent circumstances. All of the current members of our Board of Directors who served in that capacity immediately following our 2007 Annual Meeting attended that Annual Meeting. The non-employee members of our Board of Directors are compensated for their Board service as discussed below in the section “Compensation of Directors.”
Committees of the Board of Directors
     Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by listing standards of The NASDAQ Stock Market and Securities and Exchange Commission (“SEC”) rules.
Audit Committee
     The members of the Audit Committee are, and during 2007 were, George Ellis (Chairman), C. Larry Bradford and Michael Edell. The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee oversees management’s implementation of the Company’s financial and accounting policies and procedures in compliance with the Sarbanes-Oxley Act of 2002. The Audit Committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions it deems necessary to satisfy it that the accounting firm is independent of management.
     The Audit Committee held seven meetings in 2007. The Audit Committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com. The Board of Directors has determined that Mr. Ellis is an “Audit Committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. See Mr. Ellis’ biography above for a discussion of his business experience.
Compensation Committee

     The members of the Compensation Committee are Michael Edell (Chairman), Joe Rose and Frank Perna. Mr. Rose joined the Compensation Committee in March 2008, replacing Adam Berger who rotated off the committee at that time. The Compensation Committee determines our general compensation policies and the compensation provided to our directors and executive officers, including bonuses. The Compensation Committee does not determine cash compensation for employees below the executive officer level, but provides input on such compensation as requested by executive management. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers and employees, and administers our stock incentive plans.
     The Compensation Committee held six meetings in 2007. The Compensation Committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com.
Nominating and Corporate Governance Committee
     The members of the Nominating and Corporate Governance Committee are, and during 2007 were, C. Larry Bradford (Chairman), Adam Berger and Joe Rose. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board and its committees. In addition, the Nominating and Corporate Governance Committee oversees our corporate governance guidelines, is responsible for director training and evaluation and makes recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee held four meetings in 2007. The Nominating and Corporate Governance Committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com.
Director Nominations
     The Nominating and Corporate Governance Committee recommends, and the Board/nominates, directors for election at each Annual Meeting and recommends, and the Board/nominates, new directors for election by the Board of Directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates for election to the Board of Directors.
     The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with a diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that candidates for director should have experience, including management or accounting and finance, or industry and technology knowledge, that may be useful to PeopleSupport and the Board, highest personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee, among other things, intends to assure that at least one member of the Board meets the criteria for an “Audit Committee financial expert” as defined by SEC rules and that a majority of the members of the Board meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it is appropriate for the Chief Executive Officer to participate as a member of the Board.
     Prior to each Annual Meeting, the Nominating and Corporate Governance Committee identifies candidates first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Committee will recommend new candidates for Board membership. Candidates for director may be suggested by the Committee members, by other Board members, by stockholders or by legal or other advisors to the Company. In addition, the Committee may from time to time engage an executive search firm to identify qualified candidates.
     In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to PeopleSupport’s Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 120 days nor more than 150 days prior to the scheduled date of the meeting, provided, however, that in the event that the Annual Meeting has been changed to be more than 30 calendar days before or 60 calendar days after the anniversary date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be received no later than the earlier of the close of business on the 10th day following the day on which notice of the date of the scheduled Annual Meeting was mailed or public disclosure of the meeting date was made. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations.
     On January 29, 2008, as we reported in a Form 8-K filed on that date with the SEC, we implemented a special amendment to our Bylaws to extend the deadline for stockholders to nominate a candidate for election to director at the 2008 stockholders meeting only. The deadline would have expired January 30, 2008 and was extended to March 2, 2008. We did this in order to provide all our stockholders with additional time to nominate directors, while we were discussing potential director nominees with The Galleon Group, which controls funds that hold 27 percent of our outstanding stock. There have been no stockholder nominees for election at the 2008 meeting. However, as reported in our Form 8-K filed with the SEC March 6, 2008, we reached an agreement with The Galleon Group pursuant to which Krish Panu was appointed to serve as a Class II director until 2009, unless he sooner resigns in accordance with the Galleon agreement.
     Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by our Bylaws and must be addressed to: Secretary, PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024. You may obtain a copy of our Bylaws by writing to the Secretary at this address.
Stockholder Communications with the Board of Directors
     If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024. You must include your name and address in the written communication and indicate whether you are a stockholder of PeopleSupport. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.
Code of Ethics
     Our Board of Directors has adopted a Code of Ethics that is applicable to our directors, officers and employees. This Code of Ethics is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. A copy of our Code of Ethics is available on the “Corporate Governance” section of our website at www.peoplesupport.com under the sub-heading “Committees and Charters.” We will post any amendments to, or waivers from, our Code of Ethics at that location on our website.
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth certain information as of April 18, 2008, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our Named Executive Officers listed in the Summary Compensation Table, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024.

     We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
     The percentage of common stock beneficially owned is based on 21,395,420 shares outstanding as of April 18, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 18, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Common Stock	Percentage
5% Stockholders:
The Galleon Group(1)	5,780,549	27.00%
Royce & Associates LLC (2)	2,915,500	13.63%
Directors and Executive Officers:
Lance Rosenzweig(3)	834,580	3.90%
Adam Berger(4)	21,809	*
C. Larry Bradford(5)	226,580	1.06%
Michael Edell(6)	38,545	*
Joe Rose(7)	32,583	*
Frank Perna(8)	40,355	*
George Ellis(9)	25,630	*
Caroline Rook(10)	155,473	*
Rainerio Borja(11)	115,652	*
Joseph Duryea(12)	50,428	*
Jennifer Sherry(13)	14,187	*
Richard Bledsoe, Jr. (14)	8,815	*
Krish Panu (15)	3,250	*

All directors and executive officers as a group (13 persons)	1,567,887	7.33%

*	Less than 1.0%

(1)	The address for The Galleon Group is 590 Madison Avenue, 34th Floor, New York, NY 10022. The number of shares set forth in this table is as reported in a Schedule 13D/A filed by The Galleon Group on March 3, 2008, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13D was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(2)	The address for Royce & Associates LLC is 1414 Avenue of the Americas, New York, NY 10019. The number of shares set forth in this table is as reported in a Schedule 13G/A filed by Royce & Associates LLC on January 31, 2008, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(3)	Includes 116,369 shares of common stock held by the Rosenzweig 2004 Irrevocable Trust 1 of which Mr. Rosenzweig is a trustee, and 3,649 shares of common stock held by C/F Rebecca Rosenzweig CA UGMA, of which Mr. Rosenzweig is a trustee. Includes options to purchase 147,059 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2008.

(4)	Includes options to purchase 19,751 shares of our common stock and 1,000 restricted stock units that are exercisable immediately or within 60 days of April 18, 2008.

(5)	Includes 58,393 shares of common stock held by the C. Larry Bradford Irrevocable Trust dated December 28, 1992, of which Mr. Bradford is not the trustee. Also includes options to purchase 35,241 shares of our common stock and 1,000 restricted stock units that are exercisable immediately or within 60 days of April 18, 2008.

(6)	Includes options to purchase 36,487 shares of our common stock and 1,000 restricted stock units that are exercisable immediately or within 60 days of April 18, 2008.

(7)	Includes options to purchase 29,933 shares of our common stock and 1,000 restricted stock units that are exercisable immediately or within 60 days of April 18, 2008.

(8)	Includes options to purchase 19,355 shares of our common stock and 1,000 restricted stock units that are exercisable immediately or within 60 days of April 18, 2008.

(9)	Includes options to purchase 23,572 shares of our common stock and 1,000 restricted stock units that are exercisable immediately or within 60 days of April 18, 2008.

(10)	Includes options to purchase 72,571 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2008.

(11)	Includes options to purchase 108,153 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2008.

(12)	Includes options to purchase 47,763 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2008.

(13)	Includes options to purchase 12,500 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2008.

(14)	Includes 3,333 restricted stock units that are exercisable immediately or within 60 days of April 18, 2008.

(15)	Includes options to purchase 1,250 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2008.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership (Form 3), reports of changes in beneficial ownership of common stock and other equity securities of the Company (Form 4) and annual reports of changes in beneficial ownership of our common stock and other equity securities of the Company not otherwise required to be disclosed on a Form 4 (Form 5). Officers, directors and greater than 10% stockholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports they file. In fiscal 2007, to our knowledge, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for fiscal 2007, except that each of Messrs Richard Bledsoe, Adam Berger, C. Larry Bradford, Michael Edell, George Ellis, Frank Perna and Joe Rose filed one report late relating to grants.

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Report of the Audit Committee
     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by PeopleSupport under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com. As required by the rules of The NASDAQ Stock Market and the SEC, the Audit Committee has three members. All of the Audit Committee members meet the independence standards established under the rules, and at least one member qualifies as a “financial expert” as required by the rules.
     The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of PeopleSupport’s financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
     In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2007 Annual Report with PeopleSupport’s management and independent registered public accounting firm. The Audit Committee also reviewed management’s efforts to establish and maintain adequate internal controls over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002. In this oversight role, the Audit Committee met regularly with PeopleSupport’s management and independent registered public accounting firm.
     The Audit Committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61, No. 89 and No. 90 (Audit Committee Communications), as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from PeopleSupport and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services was compatible with maintaining the registered public accounting firm’s independence.
     Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in PeopleSupport’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
     Respectfully submitted on April 28, 2008, by the members of the Audit Committee of the Board:
George Ellis (Chairman)
C. Larry Bradford
Michael Edell

Compensation Discussion and Analysis
The Compensation Committee
Committee Members
     During 2007, the Compensation Committee (the “Committee”) consisted of three directors: Michael Edell (Chairman), Adam Berger and Frank Perna, who handled all of the Committee’s duties and compensation determinations for 2007. The Board has determined that each member of the Committee is “independent” as that term is defined under the rules of The NASDAQ Stock Market. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held six meetings during fiscal 2007, and at each meeting the Committee held an executive session without management.
     In March 2008, after all executive compensation matters for 2007 had been finalized by the Committee, the Board appointed Joe Rose to the Committee, to replace Adam Berger who rotated off. The Committee therefore currently consists of Michael Edell (Chairman), Frank Perna and Joe Rose, each of whom the Board has determined to be “independent” as defined under the rules of The NASDAQ Stock Market.
Role of Committee
     The Committee operates under a written charter approved by the Board. A copy of the charter is available at www.peoplesupport.com under the “Corporate Governance” section. The Committee’s purpose is to:
•	Carry out the Board’s overall responsibility relating to compensation of executive officers of the Company;

•	Assist the Board in establishing the appropriate incentive compensation and equity-based plans for the Company’s executive officers and to administer such plans;

•	Produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement; and

•	Perform such other duties and responsibilities enumerated in and consistent with the Committee’s charter.
Compensation Committee Process
Annual Evaluation
     The Committee meets at various times during each fiscal year to (i) evaluate the performance of the Company’s executive officers; (ii) determine their annual bonuses for the prior fiscal year; (iii) establish the performance goals and objectives for the current fiscal year; (iv) set their base salaries for the next fiscal year; and (v) consider and approve any grants to them of equity incentive compensation. In establishing the performance goals and objectives for the current fiscal year, the Committee discusses with the Chief Executive Officer the Company’s strategic objectives and performance targets.
Management’s Role in Determining Executive Compensation
     The Committee approves the final determination of compensation for all the executive officers, including the Named Executive Officers (as defined in the executive compensation table below). Lance Rosenzweig, the Chief Executive Officer, plays a role in determining executive compensation, including evaluating employee performance, establishing business performance targets and objectives and recommending salary levels, option and restricted stock unit (“RSU”) awards. Mr. Rosenzweig also participates in Committee meetings, at the Committee’s request, and provides evaluations and compensation recommendations as to senior executive officers, other than himself.
Compensation Consultant
     The Committee’s charter enables the Committee to retain compensation consultants as the Committee may deem appropriate and provides the Committee with the sole authority to approve the compensation consultant’s fees and other retention terms. In 2005, 2006 and 2007, the Committee retained Compensia (www.compensia.com) to provide the Committee with current information concerning the compensation practices of companies that the Committee considered to be within the Company’s peer group, as explained below, for purposes of assessing executive compensation.
Peer Group
     In the fourth quarter of 2006, at the Committee’s request, Compensia completed a compensation survey which included approximately 20 profitable, publicly-traded technology companies with market capitalizations of between approximately $300 million and $1 billion (the “Peer Group”). Even though a number of these Peer Group companies were not in the business process outsourcing (BPO) industry, the Company’s experience was that for a number of executive positions, the Company was competing for executives not only with outsourcing industry companies (which has previously been used as a peer group for comparative purposes), but more broadly with high growth technology companies. The purpose of the survey was to assist the Committee in determining base salaries, target bonuses and equity incentives for the Company’s executives for 2007. The survey covered the compensation of executives in the Peer Group who hold titles that are the same as, or similar to, the Company’s Chief Executive Officer, Chief Financial Officer, Vice President of Strategic Programs, Vice President of Sales, Vice President, Service Delivery and Vice President of Global Human Resources.
     When 2007 compensation levels were established (in the fourth quarter of 2006) the Company’s executive compensation levels were targeted to place cash compensation (comprised of base salary and target bonus) generally within median compensation levels for Peer Group companies, and to balance this with equity compensation packages generally in the second quartile of Peer Group companies.
     In the fourth quarter of 2007, the Committee asked Compensia to prepare an updated executive compensation survey based on the Peer Group.
The Peer Group includes:

• ACI Worldwide, Inc.	• Micrel, Inc.

• Ansoft Corporation	• MicroStrategy, Inc.

• Cohu, Inc.	• MSC Software Corporation

• Comtech Communications Technologies, LTD	• Omni Vision Technologies, Inc.

• Diodes Incorporated	• Sohu.com, Inc.

• Dioney Corporation	• SPSS Inc.

• Epicor Software Corporation	• Syntel, Inc.

• Manhattan Associates	• TTM Technologies, Inc.

• Websense, Inc.
      Based on the results of the updated survey, the Company’s 2008 base salaries and target cash bonuses were determined to generally be below the 50th percentile of compensation levels paid to officers with comparable duties by companies in the Peer Group. The value of equity incentives to Company executives were generally within the 50th to the 75th percentile of the Peer Group, through tending toward the lower end of that range.
     For 2008 the cash component of executive compensation levels at the Company was increased to generally attain between the 50th and 75th percentile of the Peer Group compensation for both base salary and target bonus, and equity incentives were increased in a number of cases so that equity compensation would remain squarely within the 50th to 75th percentile of the Peer Group.
Compensation Philosophy
     The Company’s general compensation philosophy is that compensation of PeopleSupport’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. Compensation programs should be designed to attract, retain and motivate executives critical to the Company’s long-term growth and profitability. In support of this philosophy, the Committee believes that:
•	the total compensation package for executives should be competitive with the total compensation paid to executives with comparable duties in the Company’s peer group, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•	bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance goals and objectives established by the Board; and

•	bonuses and long-term equity incentive awards serve to align the executive’s interests with those of the Company’s stockholders.
Elements of Executive Compensation
Base Salaries
     The chart below shows the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for 2006 and 2007 for our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in 2007 (collectively, our “Named Executive Officers”).

						All Other
			Base		Equity Awards	Compensation
Name	Title	Year	Salaries (%)	Bonus (%)	(%)(1)	(%)(2)
Lance Rosenzweig(2)	President, Chief Executive Officer and Secretary	2007	25%	22%	52%	1%
		2006	36%	34%	29%	2%

Caroline Rook	Chief Financial Officer	2007	34%	20%	45%	1%
		2006	49%	23%	27%	1%

Richard Bledsoe	Chief Operating Officer	2007	31%	20%	38%	11%

Rainerio Borja	President of PeopleSupport (Philippines), Inc. and Vice President of Strategic Programs	2007	33%	12%	48%	7%
		2006	40%	18%	25%	16%

Joseph Duryea	Vice President, Sales	2007	29%	30%	38%	3%

(1)	The value reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, in accordance with the SFAS 123(R). See Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2008, and Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(2)	Note that in the above table, the total for Mr. Rosenzweig in 2006 actually total 100% and not 101%. The apparent discrepancy is due to rounding of the percentages.
     In determining base salaries, the Committee considers the executive’s scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company’s business. To ensure that the base salaries are competitive, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid by other companies for similar positions. To establish 2007 base salaries and bonus targets, the Committee considered the results of the survey prepared in the fourth quarter of 2006 by Compensia. Generally, the base salaries were targeted to be at the median of base salaries paid to officers with comparable duties by companies in the Company’s industry that are of a similar size and similar performance. Base salaries are reviewed annually, and adjusted from time to time to increase salaries to industry levels after taking into account individual responsibilities, performance and experience.
Bonuses
     The Company’s bonus program is tied in part to the Company’s achievement of specific financial performance objectives established for each fiscal year. Bonuses for all executives are primarily based upon the achievement of revenue and profitability targets, and to a lesser extent on individual performance goals. Bonuses are also intended to reward individual performance during the year and are determined on a discretionary basis.
     The Committee sets a target level for each component of the financial performance objectives. Payment of bonuses is based upon the achievement of such objectives for the current year. For Mr. Rosenzweig, his 2007 bonus was dependent in large part on the Company’s overall revenue operating profit, and transcription and captioning revenue, and to a lesser extent on management bonus objectives (“MBOs”). These MBOs included new client wins, increasing successful merger and acquisition activity, and leading and strengthening the management team and accounting organization. The revenue and profitability targets, and the MBOs are weighted in accordance with an incentive plan for Mr. Rosenzweig, with the predominant weighting on overall revenue growth and profitability. For fiscal 2007, Mr. Rosenzweig’s bonus program had a threshold payout of 50% of his base salary, a target payout of 100% of his base salary, and a maximum payout of 150% of his base salary. His actual bonus payment for 2007 was 89% of his base salary.
     For 2007, the individual performance goals established for each of the other Named Executive Officers included the following:
•	Ms. Rook — implement a Philippine peso forward currency exchange strategy, maintain a strong accounting and finance team with succession plan, implement profit and loss accounting by industry vertical, maintain audited financial statements without the need for restatements, and Sarbanes-Oxley compliance without any material weaknesses in internal controls.

•	Mr. Bledsoe — growth in business from top five clients, build out direct report team with managing directors for industry verticals, maintain and enhance employee satisfaction, maintain system uptime and low interruption rate of service to clients, and Sarbanes-Oxley compliance without any material weaknesses in internal controls.

•	Mr. Borja — maintain a low attrition rate in the Philippines, maintain employee satisfaction in the Philippines, develop a Philippines facilities expansion plan, and Sarbanes-Oxley compliance without any material weaknesses in internal controls.

•	Mr. Duryea — strong client growth with emphasis on adding larger volume and higher margin accounts, and development of strong sales forces with focused expertise in industry verticals.
     For Ms. Rook, Mr. Bledsoe and Mr. Borja, payment of bonuses was weighted 35% based on the achievement of Company revenue targets, 35% based on the achievement of the Company’s profitability, and 30% based on individual performance goals established for the executive by the Chief Executive Officer and approved by the Committee. Mr. Duryea receives an override on new revenue accomplished in 2007.
     For 2007, the target incentive bonuses were as follows as a percentage of base salary: 100% for Mr. Rosenzweig; 50% for Mr. Borja; 50% for Ms. Rook; and 50% for Mr. Bledsoe. Mr. Duryea’s override is tied to revenue achievement and not to percentage of base salary.
     Generally, the Committee sets the target bonus levels such that the relative difficulty of achieving the target level is consistent from year to year. In 2004, 2005 and 2006, the Company achieved performance which resulted in bonuses in excess of the target level each year. Excluding Richard Bledsoe and Joseph Duryea, who were named executive officers in 2007, the average approximate payout of bonuses as a percentage of base salaries for the Named Executive Officers for 2004, 2005 and 2006 was 51%. This includes the Management Incentive Plan bonus payments associated with our initial public offering in October 2004. In 2007, lower than expected revenues and profits, which account for a significant portion of executive bonuses, resulted in executive bonuses being at or below 100% of target levels in all cases, except for the Chief Financial Officer who achieved above target in large part due to a successful Philippine currency hedging strategy. The average approximate payout of bonuses as a percentage of base salaries for the Named Executive Officers for 2007 was 71%.
Equity Incentives
     In keeping with the Committee’s compensation philosophy, the Committee believes that equity incentive awards serve to align executive’s interests with those of the Company’s stockholders and motivate the executive to achieve the specific strategic and performance goals and objectives established by the Board. While executives are expected to own a meaningful number of shares of the Company’s common stock, the Company does not have a formal policy mandating threshold ownership levels. Under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), the Company may grant any type of award whose value is derived from the value of the Common Stock of the Company, including shares of Common Stock, options and RSUs. In October 2005, the Committee, with full Board approval, also authorized the Company to grant RSUs under the 2004 Plan, pursuant to which the executive is issued shares each time the RSU vests.
     The exercise price of the stock options granted to date has been the closing price as reported on NASDAQ of the Common Stock on the date of grant. To encourage retention, the ability to exercise the option is subject to vesting restrictions. The Committee’s policy for executives is to award options annually, which generally vest over four years, with 25% vesting after year one and the balance in equal monthly installments for three years thereafter, based on continued service to the Company. RSUs are also awarded annually, and they generally vest in three equal installments over three years. Decisions made by the Committee regarding the timing and size of subsequent option or RSU grants take into consideration the Company’s and the individual’s performance, competitive market practices, and the size and term of option or RSU grants made in prior years.
     In April 2006, the Committee decided that all senior executives, and other individuals that may be selected by the Board or Chief Executive Officer, will receive full acceleration of vesting upon an acquisition or similar change in control of the Company with respect to such executive’s equity awards. This applies to most executive awards, except for special incentive RSUs granted in October 2007, which are designed as a longer term incentive and therefore do not accelerate unless the recipient is terminated without cause, relocated or deprived of certain benefits after a change in control.
Post-Termination and Change in Control Payments
     We have an agreement with Ms. Rook, our Chief Financial Officer, under which Ms. Rook is entitled to receive severance payments equal to six months’ base salary, payable in accordance with our standard payroll practices, in the event we undergo a change in control and Ms. Rook’s employment is terminated without cause within six months of the change in control. The change in control provision described above for Ms. Rook provides for payment only upon a change in control and another triggering event, such as a termination without cause. In addition, as with all senior executives, Ms. Rook’s equity-compensation awards will become fully vested immediately upon a change in control. Had a change in control occurred on December 31, 2007 and Ms. Rook been terminated, she would have received severance payments totaling $142,500 (half her 2007 base salary) and the value of the accelerated vesting, calculated in accordance with Section 4999 of the Internal Revenue Code would have totaled $1,647,685. As Ms. Rook’s salary changes, her potential severance payment will also change.
Additional Benefits
     Executive officers are also entitled to reimbursement for all reasonable and documented business expenses, paid vacation in accordance with the Company’s vacation policy for employees generally, participation in all plans provided to employees in general, a life insurance policy, and a disability policy in the maximum insurable amount. Certain Named Executive Officers also receive a housing and transportation allowance.
Compensation Decisions for Fiscal 2007
     In 2007, the Committee continued to apply the compensation philosophy described above in determining the compensation of the Named Executive Officers.
     For 2007, the Committee adjusted the base salary for Mr. Rosenzweig to $425,000, compared to $325,000 in 2006. Mr. Rosenzweig also received a bonus of $380,010, a grant of options exercisable for 90,000 shares and 35,000 RSUs. Overall, for fiscal 2007, Mr. Rosenzweig received a 30% increase in base salary, a 30% increase in annual target bonuses and a 240% increase in the value of equity-based compensation, from 2006.
     In determining Mr. Rosenzweig’s total compensation package, the Committee considered the following:
•	Company performance: The 28% increase in the Company’s revenue in 2007; 128% increase in the Company’s operating profit in 2007; and the specific performance goals and objectives for the Company in 2007 established by the Board.

•	Allocation between cash and non-cash component: Each element of Mr. Rosenzweig’s compensation for 2007 compared to 2006 and the reasons the Committee had established the amount of each element of compensation.

•	Internal pay equity: The relationship between each element of Mr. Rosenzweig’s compensation and the compensation of each of the Company’s other executive officers; and the relationship between the aggregate value of Mr. Rosenzweig’s compensation and the median compensation of the Company’s employees generally.

•	Other factors: The results of the peer group survey conducted by Compensia.
     For 2007, the Committee adjusted the base salary for the other Named Executive Officers as follows: Caroline Rook, Chief Financial Officer, to $285,000 from $215,000 in fiscal 2006; Richard Bledsoe, Chief Operating Officer, earned $300,000 (he was promoted to Chief Operating Officer in June 2007), Rainerio Borja, Vice President of Strategic Programs and President of PeopleSupport (Philippines), Inc., to $275,000 from $220,000 in fiscal 2006; and Joseph Duryea, Vice President, Sales, remained at $200,000 (because received a salary increase in June 2006). In keeping with the Committee’s compensation philosophy that each executive officer’s bonus and equity incentives should be designed to motivate that executive to achieve the specific strategic and performance goals and objectives established by the Board and to align the interests of the executive officers with those of stockholders, for fiscal 2007, the Committee awarded the following bonuses, stock options and RSUs:
•	Ms. Rook, $162,030, options exercisable for 35,000 shares and 12,500 RSUs;

•	Mr. Bledsoe, $148,740, and 28,750 RSUs;

•	Mr. Borja, $120,770, options exercisable for 35,000 shares, and 12,500 RSUs; and

•	Mr. Duryea, $211,857, options exercisable for 45,000 shares, and 5,000 RSUs.
     Overall, for fiscal 2007, the Named Executive Officers (excluding Messrs. Bledsoe and Duryea) received on average a 29% increase in base salary, 41% increase in target annual bonuses and 76% increase in the value of equity-based compensation from fiscal 2006.
     In determining each of the other Named Executive Officers total compensation package, the Committee considered the following:
•	Company performance: The 28% increase in the Company’s revenue in 2007, and the 128% increase in the Company’s operating profit in 2007; and the specific performance goals and objectives for the Company in 2007 established by the Board.

•	Individual performance: The contribution of each executive officer; the expertise of each executive officer; and the specific strategic and performance goals and objectives to be performed by each executive officer in 2007.

•	Allocation between cash and non-cash component: The increase in the value of share-based compensation granted to each executive officer in 2007 compared to 2006; each element of the compensation of each executive officer for 2007 compared to 2006; and the reasons the Committee had established the amount of each element of such compensation; the allocation of bonuses for services rendered in 2007.

•	Other factors: The results of the peer group survey conducted by Compensia.
     For fiscal 2008, in the fourth quarter of 2007, the Committee reviewed the results of the survey prepared by Compensia, and decided that it was necessary to increase compensation to remain competitive and to retain our key executives. The adjustments for fiscal 2008 are as follows:

•	Mr. Rosenzweig’s base salary will be $450,000, with a target incentive bonus of 100% of base salary, a grant of options for 12,500 shares and a grant of 37,500 RSUs;

•	Ms. Rook’s base salary will be $300,000, with a target incentive bonus of 60% of base salary, a grant of options of 35,000 shares and a grant of 17,500 RSUs;

•	Mr. Bledsoe’s base salary will be $320,000, with a target incentive bonus of 60% of base salary, a grant of options for 50,000 shares and a grant of 25,000 RSUs;

•	Mr. Borja’s base salary will be $290,000, with a target incentive bonus of 60% of base salary, a grant of options of 35,000 shares and a grant of 17,500 RSUs shares; and

•	Mr. Duryea’s base salary will be $230,000, a grant of options of 35,000 shares and a grant of 17,500 RSUs. Mr. Duryea will also receive an override on new revenue accomplished in 2008.
     The options and RSUs were granted to the Named Executive Officers on October 26, 2007. Mr. Duryea also received a grant for 5,250 RSUs on July 25, 2007 prior to the adjustments for fiscal 2008. The options have an exercise price of $11.64 per share, the market closing price on the grant date. The options will vest and become exercisable as to 25% of the shares on October 26, 2008 and thereafter monthly in 36 equal installments based on continued service. The RSUs vest annually in three equal installments based on continued service, with the first one-third vesting on October 26, 2008 for grants made on October 26, 2007. The first one-third of Mr. Duryea’s July 25, 2007 RSU grant will vest on July 25, 2008.
     Special Incentive RSUs
     In addition to regular annual equity grants and cash compensation adjustments, the Committee also reviewed the structure of incentives held by Company executives, and their value as a longer term incentive to keep retain management. The Committee has the compensation consulting firm, Compensia, study the value of Company executives’ unvested equity compared to peer group norms. As a result, on October 11, 2007, at the recommendation of the Committee, the Board approved grants of retention RSUs to executive officers as a longer term retention incentive. Shares covered by the retention RSUs only vest on the third anniversary of the grant date, if the individual has been in service to the Company through that date. Vesting will accelerate in full, however, if, following an acquisition or similar change of control of the Company, the individual (a) is terminated without cause, (b) is relocated, (c) experiences a diminution in title or duties, or (d) has his or her compensation reduced. The retention RSU grants to named executives were as follows: Lance Rosenzweig received 130,000 RSUs; Caroline Rook received 78,000 RSUs; Richard Bledsoe received 58,500 RSUs; Rainerio Borja received 78,000 RSUs; and Joseph Duryea received 71,500 RSUs.
Tax and Accounting Implications
Deductibility of Compensation
     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1,000,000. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company. Performance-based compensation that qualifies under Code Section 162(m) is not subject to the $1,000,000 deduction limitation.
     We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. The non-performance based compensation paid in fiscal 2007 to any of our executive officers, as calculated for purposes of Section 162(m) of the Code, did not exceed the $1,000,000 limit, and we do not expect that the non-performance based compensation to be paid to any of our executive officers for fiscal 2007 will exceed the $1,000,000 limit in 2007. Executive compensation may, however, exceed the $1,000,000 limit in 2008, and for that reason, we are submitting to our stockholders in this proxy approval of the material terms of our stock incentive plan designed to qualify our executive compensation for deductibility under Code Section 162(m).

Conclusion
     The Committee believes that the Company’s compensation policies support the Committee’s compensation philosophy that compensation should encourage creation of stockholder value and achievement of strategic corporate objectives. The Committee believes that for fiscal 2007, the total compensation package for each of the Named Executive Officers was competitive with the total compensation paid to executives of other companies in the Company’s industry that are of similar size and performance, and that the programs designed for 2008 will also be competitive. In addition, the Committee believes that the bonus and equity incentives help reinforce the compensation philosophy that bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance goals and objectives established by the Board and align the executive’s interests with those of the Company’s stockholders.
Compensation Committee Report
     The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
     Respectfully submitted on April 28, 2008, by the members of the Compensation Committee of the Board:
Michael Edell (Chairman)
Frank Perna
Joe Rose

Executive Compensation Data and Related Matters
SUMMARY COMPENSATION TABLE
     The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2006 and 2007.

						Change in
						Pension Value
						and
						Nonqualified
					Non-equity	Deferred
					Incentives	Compensation	All Other
			Stock Awards	Option	Plan	Earnings	Compensation
Name and Principal Position	Year	Salary ($)*	($)(1)	Awards ($)	Compensation($)	($)(2)	($)(3)	Total ($)
Lance Rosenzweig,	2007	$420,833	$335,265	$552,174	$380,010		$17,498	$1,705,779
Chief Executive Officer and Secretary	2006	$325,000	$204,383	$56,526	$304,180	—	$16,400	$906,489
Caroline Rook,	2007	$282,083	$145,524	$235,325	$162,030		$5,914	$830,877
Chief Financial Officer	2006	$215,000	$96,861	$21,238	$104,059	—	$5,700	$442,858
Richard Bledsoe	2007	$232,295	$252,723	$28,640	$148,740	—	$84,872	$747,270
Rainerio Borja, President of PeopleSupport (Philippines), Inc. and Vice	2007	$275,000	$145,524	$257,541	$120,770		$65,103	$863,938
President of Strategic Programs	2006	$220,000	$117,020	$21,238	$99,927	—	$86,034	$544219
Joseph Duryea, Vice President, Sales	2007	$200,000	$107,836	$161,182	$211,857	—	$19,453	$700,328

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, in accordance with SFAS 123(R). See Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2008, and Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(2)	In 2006, PeopleSupport created a statutorily required pension plan for all Philippine employees called the PeopleSupport (Philippines), Inc. 2006 Employees’ Retirement Plan. Mr. Borja was erroneously credited with $75,000 in last year’s proxy. Borja was not eligible to participate in the plan.

(3)	Certain of the Company’s executive officers receive personal benefits in addition to salary and cash bonuses, including, but not limited to, automobile allowances, life insurance payable at the direction of the employee, contributions under the Company’s retirement plans, and group health insurance. The amount shown in column for “All Other Compensation” consists of the following:

	2007
			Life &
		Health	Disability	PTO		Philippine	Car		Security
Name	Year	Insurance	Insurance	Payout	Housing	Tax	Allowance	Transportation	Personnel	Relocation	Total
Lance Rosenzweig	2007	$15,972	$1,526								$17,498
	2006	$14,800	$1,600	—	—	—	—			—	$16,400
Caroline Rook	2007	$5,152	$762								$5,914
	2006	$4,700	$1,000	—	—	—	—			—	$5,700
Richard Bledsoe	2007	$11,074	$550	—	$13,946	$39,243	—			$20,059	$84,872
Rainerio Borja	2007	$814	$607	$11,801	$35,294		$10,588	—	$6,000		$65,103
	2006	$33,552	$6,600	—	$19,341	—	—	$26,541	—	—	$86,034
Joseph Duryea	2007	$18,725	$728	—	—	—	—			—	$19,453

* Certain executives deferred a small portion of their salary through a voluntary contribution to a 401(k) retirement savings plan.

GRANTS OF PLAN-BASED AWARDS
     The following table sets forth certain information with respect to grants of awards to the Named Executive Officers under our non-equity and equity incentive plans during fiscal 2007.

							All Other
							Option
							Awards:
							Number of	Exercise or	Grant Date
		Estimated Future Payouts Under			All Other Stock		Securities	Base Price	Fair Value
		Non-Equity Incentive Plan Awards			Awards: Number		Underlying	of Option	of Stock and
			Target		of Shares of Stock		Options (#)	Awards	Option
Name	Grant Date	Threshold ($)	($)(1)($)	Maximum ($)	or Units (#)		(4)	($/Sh)	Awards
Lance Rosenzweig	10/26/07	$212,500	$425,000	$637,500	37,500	(2)	12,500	$11.64	$528,050
	10/11/07				130,000	(3)			1,534,000

Caroline Rook	10/26/07				17,500	(2)			439,894
	10/11/07	71,250	142,500	213,750	78,000	(3)	35,000	11.64	920,400

Richard Bledsoe	10/26/07				25,000	(2)			628,351
	10/11/07	75,000	150,000	225,000	58,500	(3)	50,000	11.64	690,300
	7/25/07				10,000	(2)			101,000
	3/5/07				18,750	(2)			365,250

Rainerio Borja	10/26/07				17,500	(2)			439,894
	10/11/07	68,750	137,500	206,250	78,000	(3)	35,000	11.64	920,400

Joseph Duryea	10/26/07				17,500	(2)			439,894
	10/11/07				71,500	(3)	35,000	11.64	843,700
	7/25/07	—	—	—	5,250	(2)			53,025
(1)	The amounts in this column reflects the full bonus potential established for each executive for 2007, and the estimated payout upon achievement of the performance goals and objectives established by the Board. The amount actually earned by each Named Executive Officer is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on the preceding page. Amounts are considered earned in 2007 although they were not paid out until 2008.

(2)	These stock awards consist of restricted stock units (RSUs) that vest in three equal annual installments on the first, second and third anniversaries of the grant date, if the officer has been in continuous service to the Company through the applicable vesting date. Vesting accelerates in full on an acquisition or similar change of control of the Company.

(3)	These stock awards consist of restricted stock units (RSUs) that vest in full on the third anniversary of the grant date if the officer has been in continuous service to the Company through that date. Vesting accelerates in full if following an acquisition or similar change of control of the Company, the officer is (a) terminated without cause, (b) is relocated, (c) experiences a diminution in title or duties, or (d) has his or her or her compensation reduced.

(4)	The stock options vest and become exercisable over four years, with 25% of the shares covered by the option vesting if the officer has been in continuous service to the Company through the first anniversary of the grant date, and the balance vesting in 36 monthly installments thereafter for each month of continuous service the officer completes. Vesting accelerates in full on an acquisition or similar change of control of the Company.
Narrative to Summary Compensation Table and Plan-Based Awards Table
Employment Agreements
     Only Ms. Rook has an employment agreement with the Company. Ms. Rook’s employment agreement states that her annualized base salary must be at least $175,000, payable in accordance with our standard payroll practices, and that she will be eligible for future wage increases, at the discretion of the Chief Executive Officer. Ms. Rook is also entitled to participate in any management incentive plan, health insurance benefits including medical and dental benefits. The Compensation Committee reviews the compensation package of the executive officers annually. Ms. Rook’s current compensation package is discussed under “Compensation Discussion and Analysis.” Ms. Rook’s employment agreement also provides for a severance payment upon her termination without cause within six months following a change in control, see “Potential Payments Upon Termination and Change in Control.”
Indemnification Agreements
     In addition, the Company enters into indemnification agreements with its executive officers that may require the Company to indemnify them against liabilities that may arise by reason of their status or service.
Employee Benefit Plans
     The Company’s stock incentive plans provide for grants of options to purchase shares of common stock, awards of restricted stock, stock appreciation rights and stock units. Incentive stock options are generally granted to employees. Grants of nonstatutory stock options and other stock-based awards may be granted to employees, non-employee directors, advisors and consultants. All grants and awards are settled in equity and settled through the issuance of shares that have been authorized and were previously unissued.
2004 Stock Incentive Plan
     The 2004 Plan was adopted by the Company’s Board of Directors in July 2004 and following stockholder approval, became effective upon the completion of the Company’s initial public offering. The 2004 Plan is administered by the Board of Directors or the Compensation Committee and provides for the issuance of stock options at prices not less than 85% (110% if the award is issued to a 10% stockholder) of the fair market value at the date of issue. The Board of Directors may amend or modify the 2004 Plan at any time, with stockholder approval, as required.

     Under the 2004 Plan, no participant may receive option grants, restricted shares, stock units, or stock appreciation rights for more than 180,000 shares total in any calendar year, or for more than 720,000 shares total in the first year of service. The number of shares reserved for issuance under the 2004 Plan is automatically increased on the first day of each fiscal year during the term of the plan, beginning January 1, 2006, by the lesser of 1,100,000 shares, 4% of the Company’s outstanding common stock on the last day of the immediately preceding fiscal year or a number of shares determined by the Board of Directors. As of December 31, 2007, approximately 3,481,000 options were reserved under the 2004 Plan, of which approximately 711,670 options were available for future grant by the Board of Directors at December 31, 2007. On January 1, 2008, an additional 863,942 shares were added to the pool of available shares reserved under the 2004 Plan in connection with the automatic increase for 2008.
     In addition, all shares available for issuance under the Company’s 1998 Stock Incentive Plan (the “1998 Plan”) that ceased to be available for future grant under that plan upon completion of the Company’s initial public offering instead became available for issuance under the 2004 Plan. This includes shares subject to outstanding options under our 1998 Plan that expire, terminate or are cancelled before being exercised and unvested shares that are forfeited pursuant to that plan. The 2004 Plan provides for the grant of nonstatutory and incentive stock options to employees, officers, directors and consultants of the Company. Options granted generally vest 25% after one year of service and ratably over 36 months thereafter based on continued service and have a maximum life of 10 years. RSUs generally vest in three equal annual installments. As of the Record Date, 236,410 shares have been issued on the exercise of options granted, and 1,580,061 shares were subject to options granted under the 2004 Plan and RSUs for 888,469 have been issued under the 2004 Plan.
1998 Stock Incentive Plan
     The 1998 Plan was adopted by the Company’s Board of Directors and stockholders in August 1998. The 1998 Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees (including officers and employee directors) and the granting of non-qualified stock options to employees, officers, directors (including non-employee directors) and consultants. The 1998 Plan has been administered by our Board of Directors and our Compensation Committee. The Board of Directors may amend or modify the 1998 Plan at any time, with stockholder approval, as required.
     The 1998 Plan provides that the directors, officers and key employees will be able to purchase the lesser of 25% of the shares subject to their option grant or the number of shares subject to their option grant that are unvested, upon certain changes in control or upon termination without cause within six months after a change in control. Changes in control include any of the following; the merger, consolidation, or other reorganization or the sale of all or substantially all of our assets.
Salary and Bonus in Proportion to Total Compensation
     See “Compensation Discussion and Analysis” for the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth certain information regarding equity-based awards held by each of the Named Executive Officers as of December 31, 2007.

	Option Awards(1)						Stock Awards(2)
	Number of							Market Value
	Securities	Number of					Number of	of Shares or
	Underlying	Securities	Option				Shares or	Units of Stock
	Unexercised	Underlying	Exercise	Option	Option	Stock	Units of Stock	That Have
	Options (#)	Options (#)	Price	Grant	Expiration	Award	That Have Not	Not Vested
Name	Exercisable	Unexercised	($)	Date	Date	Grant Date	Vested (#)	($)(3)
Lance Rosenzweig	37,637	1,141	$0.41	1/30/2004	1/29/2014	10/20/2005	4,167	$57,005

	60,938	51,562	7.23	10/20/2005	10/19/2015	10/25/2006	23,334	319,209

	26,250	63,750	18.35	10/25/2006	10/24/2016	10/11/2007	130,000	1,778,400
		12,500	11.64	10/26/2007	10/25/2017	10/26/2007	37,500	513,000

Caroline Rook	11,406	—	0.41	7/10/2002	7/9/2012	10/20/2005	1,667	22,805

	18,248	—	0.41	19/9/2003	12/8/2013	10/25/2006	8,334	114,009

	24,375	20,625	7.23	10/20/2005	10/19/2015	10/11/2007	78,000	1,067,040

	10,208	24,792	18.35	10/25/2006	10/24/2016	10/26/2007	17,500	239,400
	—	35,000	11.64	10/26/2007	10/25/2017
Richard Bledsoe	—	50,000	11.64	10/26/2007	10/25/2017	3/5/2007	18,750	256,500
						7/25/2007	10,000	136,800
						10/11/2007	58,500	800,280
						10/26/2007	25,000	342,000

Rainerio Borja	18,248	—	5.15	11/2/2000	11/1/2010	10/20/2005	1,667	22,805

	3,650	—	5.15	12/14/2000	12/14/2010	10/25/2006	8,334	114,009

	6,844	—	0.41	7/10/2002	7/9/2012	10/11/2007	78,000	1,067,040

	36,497	—	0.41	12/9/2003	12/8/2013	10/26/2007	17,500	239,400
	24,375	20,625	7.23	10/20/2005	10/19/2015
	10,208	24,792	18.35	10/25/2006	10/24/2016
	—	35,000	11.64	10/26/2007	10/25/2017
Joseph Duryea	17,083	16,667	7.23	10/20/2005	10/19/2015	12/8/2005	236	3,228
	3,320	3,055	8.63	12/8/2005	12/7/2015	7/27/2006	3,334	45,609
	15,938	29,062	11.91	7/27/2006	7/26/2016	7/25/2007	5,250	71,820
	—	35,000	11.64	10/26/2007	10/25/2017	10/11/2007	71,500	978,120
						10/26/2007	17,500	239,400
(1)	The options will vest and become exercisable as to 25% of the shares on the first anniversary of the grant date, and thereafter monthly in 36 equal installments based on continued service.

(2)	The RSUs vest annually in three equal installments based on continued service, with the first one-third vesting on the first anniversary of the grant date, and annually thereafter in equal installments over two years.

(3)	Calculated based upon the closing market price of our common stock on December 31, 2007, which was $13.68.
OPTION EXERCISES AND STOCK VESTED
     The following table sets forth certain information regarding vesting of restricted stock held by the Named Executive Officers during the year ended December 31, 2007. No options were exercised by the Named ended December 31, 20007.

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)(1)	($)
Lance Rosenzweig	15,833	$183,371
Caroline Rook	5,833	67,596
Richard Bledsoe	—	—
Rainerio Borja	5,833	67,596
Joseph Duryea	1,902	18,740
(1)	Represents the gross number of shares that were acquired on vesting. However, the company withheld a certain number of shares to satisfy taxes. The actual number of shares and value realized on vesting net of tax withholding is approximately 55% of the values shown based on an approximate withholding rate of 45%.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information with respect to shares of Common Stock that may be issued under our equity compensation plans as of December 31, 2007.

Number of
Securities
Remaining Available
	Number of			for Future Issuance
	Securities to be			Under Equity
	Issued Upon		Weighted-Average	Compensation Plans
	Exercise of		Exercise Price of	(Excluding
	Outstanding		Outstanding	Securities
	Options, Warrants		Options, Warrants	Reflected in Column
	and Rights		and Rights	(a))
Plan Category	(a)		(b)	(c)
Equity Compensation Plans Approved by Security Holders	2,770,330	(1)	$10.93	711,670

Equity Compensation Plans Not Approved by Security Holders	None		None	None

Total	2,770,330		$10.93	711,670

(1)	Shares issuable pursuant to outstanding options under both the 1998 Plan and the 2004 Plan as of December 31, 2007.
NONQUALIFIED DEFERRED COMPENSATION
     The table disclosing contributions to nonqualified defined contributions and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year ended balances in those plans is omitted because the Company has no nonqualified deferred compensation plans or benefits for executive officers or other employees of the Company.
POTENTIAL PAYMENTS AND EQUITY VESTING UPON TERMINATION
OR CHANGE IN CONTROL
     The potential payments and treatment of equity awards upon termination or change in control for the Named Executive Officers are discussed below. Only Ms. Rook, our Chief Financial Officer has an employment agreement with the Company, which provides for a severance payment if she is terminated without cause within six months of a change in control.
Voluntary Termination
     The 2004 Plan and form of option agreement generally provides that if the executive’s service is terminated for any reason except death or “Total and Permanent Disability” (as defined below), then the option will expire at the earlier of the expiration date of the options or three months after the termination date. The Company has discretion to determine when the executive’s service terminates for all purposes of the 2004 Plan.
     The 1998 Plan and form of option agreement generally provide that upon the termination of the executive’s service for any reason, excluding death or disability, the option will expire 30 days after the termination date.
Payment Upon Termination With Cause
     As provided above, under the 2004 Plan, any options granted will expire at the earlier of the expiration date of the options or 90 days after the termination date.
     The 1998 Plan and form of option agreement generally provide that upon the termination of the executive’s service for Cause (as defined in the option agreement), the option will immediately expire.

Payment Upon Termination Without Cause
     As provided above, under the 2004 Plan, any options granted will expire at the earlier of the expiration date of the options or 90 days after the termination date.
     As provided above, under the 1998 Plan, the option will expire 30 days after the termination date.
Payment Upon Termination Due to Death or Disability
     The 2004 Plan and form of option agreement generally provides that if the executive dies or has Total or Permanent Disability (as defined below), the option will expire at the earlier of the expiration date or 12 months after the termination date. If the executive dies, the options are exercisable by the executive’s estate or heirs. As used in the 2004 Plan “Total or Permanent Disability” means that the executive is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of 12 months or more.
     The 1998 Plan and form of option agreement generally provides that if the executive dies or has a disability (as defined below), the option will expire six months after the date of death or termination date, as applicable. If the executive dies, the option is exercisable by the executive’s estate or heirs. As used in the 1998 Plan “Total or Permanent Disability” means that the executive is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment
Payment Upon a Change in Control
     We have an agreement with Ms. Rook, our Chief Financial Officer, under which Ms. Rook is entitled to receive severance payments equal to six months’ base salary, payable in accordance with our standard payroll practices, in the event we undergo a change in control and Ms. Rook’s employment is terminated without cause within six months of the change in control.
     As used in Ms. Rook’s employment agreement, “change in control” means the merger, consolidation or other reorganization, with or into, or the sale of all or substantially all of the Company’s assets to entities that are not subsidiaries unless (i) as a result of the combination, at least 50% of the outstanding securities entitled to vote for the election of directors of the successor entity will be owned in substantially the same proportions by the stockholders of the Company before the combination, (ii) no person owns more than 20% of the outstanding shares of the combined voting power of the successor entity, except to the extent that such ownership existed prior to the combination and (iii) at least 50% of the directors of the resulting entity were directors at the time of execution of the merger agreement of the action of the Board approving the combination.
     As used in Ms. Rook’s employment agreement, “cause” means (i) the conviction of a felony involving moral turpitude; (ii) commission of any act of criminal fraud, misappropriation of funds or embezzlement in connection with her employment by the Company or a subsidiary; or (iii) breach of any material provision of any material provision of any employment agreement between her and the Company or a subsidiary.
     In April 2006, the Compensation Committee determined to provide all senior executives, including all Named Executive Officers, and all non-employee members of the Board of Directors with full acceleration of vesting upon an acquisition or similar change in control of the Company. All options and RSUs held by the Named Executive Officers were amended to provide for such acceleration. A “change in control” means an acquisition of all or substantially all of the Company’s assets or the acquisition of stock by merger, tender offer or otherwise in an acquisition transaction in which the Company’s stockholders prior to the transaction own less than 50% of the Company’s outstanding voting stock after the transaction.
     The following table shows the potential payments upon termination or a change in control of the Company for each of the Named Executive Officers assuming each of the Named Executive Officer’s employment was terminated on December 31, 2007, and assuming that the change in control occurred at December 31, 2007. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Termination and Change in Control Benefits

	Termination	Change in
	Without Cause	Control	Death	Disability
Name	(1)	(2)(3)	(4)	(5)
Lance Rosenzweig	$—	$3,040,830	$250,000	$120,000
Caroline Rook	142,500	1,790,185	250,000	120,000
Richard Bledsoe	—	1,637,580	250,000	120,000
Rainerio Borja	—	1,647,685	250,000	120,000
Joseph Duryea	—	1,583,947	250,000	120,000

(1)	Represents six months’ base salary if Ms. Rook were terminated without cause within six months of the change in control, which is also reflected in the change in control column.

(2)	Excludes the value of vested stock options as of December 31, 2007, calculated by multiplying the number of shares underlying vested options by the difference between the exercise price and the closing price of our Common Stock on December 31, 2007 which was $13.68. The value of vested stock options as of December 31, 2007 is as follows: Mr. Rosenzweig $769,905.59 (124,825 shares); Ms. Rook $503,049.38 (64,237 shares); Mr. Bledsoe $0.00 (0 shares); Mr. Borja $871,437.33 (99,819 shares); and Mr. Duryea $155,161.61 (36,341 shares).

(3)	This amount represents the value of the accelerated vesting of all shares for Mr. Rosenzweig, all shares for Mr. Borja, all shares for Ms. Rook, all shares for Mr. Bledsoe, and all shares for Mr. Duryea, assuming a change in control occurs on December 31, 2007. These awards would become vested and the number shown represents the IRS value under Section 4999 of the Code due to the accelerated vesting of these awards. Ms. Rook’s Change in Control value includes six months of her base salary.

(4)	Represents the estimated present value of the proceeds payable to the executive’s beneficiaries upon death.

(5)	Represents the estimated lump sum present value of all future payments which the executive would be entitled to receive under the Company’s disability program.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee currently consists of Messrs. Edell (Chairman), Perna and Rose. No member of the Compensation Committee has served as one of the Company’s officers or employees at any time. None of the executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation of Directors
     All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. In 2007, our outside directors received an annual cash fee of $30,000. In addition, in 2007, the chair of our Audit Committee received $15,000, the chairs of our Compensation Committee and Nominating and Corporate Governance Committee each received $6,250, the non-chair members of our audit Committee each received $8,750, non-chair members of our Compensation Committee each received $3,750 and non-chair members of our Nominating and Corporate Governance Committee each received $2,750.
     For 2008, our non-employee, or outside, directors are entitled to receive an annual cash fee of $36,000. In addition, the chair of our Audit Committee will receive $18,000, the chair of our Compensation Committee will receive $8,000, the chair of our Nominating and Corporate Governance Committee will receive $6,250, non-chair members of our Audit Committee will each receive $10,000, non-chair members of our Compensation Committee will each receive $5,000 and non-chair members of our Nominating and Corporate Governance Committee will each receive $3,000. All cash payments to directors are made quarterly in arrears. Outside directors are also be entitled to a per meeting payment of $1,250 for attendance for 30 minutes or more at a board or committee meeting, to the extent the number of board and committee meetings for a particular quarter exceeds the number of regularly scheduled meetings for the quarter.
     The change in cash compensation for our outside directors in 2008 from 2007 levels was approved by our Board of Directors in October 2007 pursuant to the recommendation of our Compensation Committee after consultation with an independent third-party compensation consulting firm, Compensia. The revisions to Board compensation were designed to place their cash compensation generally within median compensation levels for peer group companies, and to balance this with new equity compensation packages that are generally in the second quartile of peer group companies. The new compensation packages are also designed to compensate the non-employee directors for their increased responsibilities and duties in serving on the Board of a growing public company.
     In addition to cash compensation, our non-employee directors receive stock options and restricted stock units (“RSUs”). Our non-employee directors who joined the Board prior to December 2005 (Messrs. Berger, Bradford, Edell, Ellis and Rose) each received an initial option to purchase 20,000 shares of our common stock. Mr. Perna, who joined our Board in December 2005 following a change in director compensation, received an initial grant of options to purchase 15,000 shares of our common stock and 1,650 RSUs. The initial option grants to non-employee directors vest quarterly in equal installments over three years and the RSUs vest annually in equal installments over three years, with continued Board service.
     In addition to their initial grant, following each Annual Meeting, each non-employee director who continues to serve on our Board receives an annual grant of options and RSUs. For their service in 2007, each non-employee director received the equity grants in the table below. In 2008, each non-employee director who is serving on our Board of Directors immediately following our Annual Meeting will receive an option to purchase 7,000 shares of our common stock and 3,500 RSUs. Annual option grants to non-employee directors vest quarterly over one year and RSUs vest annually at the end of the year. All stock options are granted with an exercise price equal to the closing price of our common stock as reported on NASDAQ on the grant date. RSUs do not have an exercise price, but rather entitle the holder to receive shares of common stock as the RSU vests.
Director Compensation
     The following table sets forth the compensation paid to our non-employee directors for their service in fiscal 2007.

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)(1)	($)(1)	($)(2)
Adam Berger	$36,000	$11,850	$33,331	$81,181
C. Larry Bradford	43,750	11,850	33,331	88,931
Michael Edell	43,750	11,850	33,331	88,931
George Ellis	43,750	11,850	33,331	88,931
Frank Perna	33,437	11,850	33,331	78,618
Joe Rose	32,562	11,850	33,331	77,743

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with the SFAS 123(R). See Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(2)	All cash payments to directors are made quarterly in arrears.
Certain Relationships and Related Party Transactions
     The Board has adopted a written policy which requires the Audit Committee to review and approve or ratify any transaction (a “related party transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, nominee for director or beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The policy requires the following:
•	the Audit Committee shall review any proposed agreement or arrangement relating to a related party transaction or series of related party transactions, and any proposed amendment to any such agreement or arrangement;

•	the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•	before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•	the Audit Committee shall not pre-approve, and shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or cause to renegotiated, any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company will disclose any related party transactions required to be disclosed by the rules promulgated by the SEC in the manner so required.

Proposal 2:
Ratification of the Appointment of Independent Registered Public Accounting Firm
     The Audit Committee has appointed BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board has endorsed this appointment. BDO has audited our consolidated financial statements since 2002. Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of BDO to our stockholders for ratification to permit stockholders to participate in this important corporate decision.
Audit and Non-Audit Fees
     The following is a summary of the fees billed to us by BDO for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees(1)	$624,156	$920,665
Audit-Related Fees	—	131,246
Tax Fees(2)	—	—
All Other Fees(3)	—	—
Total Fees	$624,156	$1,051,911

(1)	Audit fees consist of aggregate fees billed for professional services rendered in each of the last two fiscal years for the audit of our annual financial statements, the review of quarterly financial statements, statutory audits of our foreign operations, review of our effort to comply with the Sarbanes-Oxley Act Section 404 requirements regarding internal control over financial reporting, accounting consultations and other attestation services.

(2)	Professional services for income tax return preparation, tax advice and tax planning.

(3)	Not included in any other category.
Audit Committee Pre-Approval Policies and Procedures
     It is PeopleSupport’s policy that all audit and non-audit services to be performed by its independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee administers the Company’s engagement of BDO and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of BDO, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.
     Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.
     The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

     BDO has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of BDO.
Required Vote
     Ratification of the appointment of BDO requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm, but will not be required to select a different independent registered public accounting firm.
     Your Board of Directors recommends a vote FOR ratification of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year ending December 31, 2008.

Proposal 3:
Approval of Amendment and Restatement of 2004 Stock Incentive Plan
General
     In 2004, the Company’s Board of Directors adopted the PeopleSupport, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) and the Company’s stockholders approved the 2004 Plan prior to the Company’s initial public offering in 2004. Since that time, we have used the 2004 Plan to make equity compensation awards to our service providers. On April 29, 2008, the Company’s Board of Directors amended and restated the 2004 Plan conditioned on and subject to obtaining stockholder approval as discussed below (the “Amended 2004 Plan”). We believe our equity based incentive program is an important component of executive compensation, and we want that compensation to be tax deductible by the Company.
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers excluding the chief financial officer (collectively, the “Covered Employees”). The general rule is that annual compensation paid to any of these Covered Employees will be tax deductible only to the extent that it does not exceed $1,000,000. There is, however, an exception to the $1,000,000 deduction limit for compensation that qualifies as “performance-based compensation” under Code Section 162(m). Under this exception, we can preserve the tax deductibility of any “performance-based compensation” over $1,000,000 paid to our Covered Employees if it complies with certain requirements imposed by the Code Section 162(m) rules. One such requirement is that the material terms of such compensation must be disclosed to and approved by our stockholders. We have structured the Amended 2004 Plan with the intention that compensation resulting from awards under the Amended 2004 Plan can qualify as performance-based compensation and be exempt from the $1,000,000 deduction limitation under Code Section 162(m).
     If an equity compensation plan, such as the 2004 Plan, was adopted and approved by stockholders prior to an initial public offering of the company, Code Section 162(m) requires stockholders to approve the material terms of the plan no later than at the annual stockholder meeting in the fourth year following the year of the company’s initial public offering in order to enable future equity awards to the Covered Employees to qualify as performance-based compensation. For Code Section 162(m) purposes, the material terms of the Amended 2004 Plan include:
•	the persons eligible to participate in the Amended 2004 Plan;

•	the performance criteria (as listed under the heading “Performance Goals” below);

•	the maximum number of shares that can be awarded to an individual during a stated period of time; and

•	the maximum number of shares that can be issued under the Amended 2004 Plan.
     Even though there are only a few differences between the material terms of the 2004 Plan and the Amended 2004 Plan, we are seeking stockholder approval of the material terms of the Amended 2004 Plan for purposes of enabling future grants to Covered Employees to qualify for the performance-based compensation exception under Code Section 162(m). The Amended 2004 Plan also reflects some other minor technical changes from the 2004 Plan, which are not listed below in “Highlights of Material Changes to 2004 Plan,” but the Amended 2004 Plan in substance is very similar to the 2004 Plan.
     If the material terms of the Amended 2004 Plan are not approved by stockholders pursuant to this Proposal 3, the value of the equity awards made to Covered Employees after the 2008 Annual Stockholders’ Meeting will not be deductible for federal income tax purposes to the extent the awards cause the Covered Employees’ compensation to exceed $1 million in a fiscal year.
     The sections below provide a summary of the Amended 2004 Plan and also highlight the proposed changes to the existing 2004 Plan. The Amended 2004 Plan is attached to this Proxy Statement as Appendix A. If there is any inconsistency between the summary and the Amended 2004 Plan’s terms or if there is any inaccuracy in the summary, the terms of the Amended 2004 Plan govern.

Purpose of the Amended 2004 Plan
     The purpose of the Amended 2004 Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications and (c) linking employees, outside directors and consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for equity awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights (“SARs”). The Board of Directors may amend or modify the Amended 2004 Plan in any or all respects whatsoever, subject to any required stockholder approval.
Highlights of Material Changes to 2004 Plan
     This section highlights the material changes to the existing 2004 Plan that the Company’s Board of Directors approved conditioned on and subject to stockholder approval.
     The Amended 2004 Plan, among other things:
•	Adds certain additional performance criteria that can be used to award performance-based compensation grants to Covered Employees. The additional criteria are listed below under the Performance Goals section.

•	No longer provides for automatic grants of stock options to non-employee directors. Grants of awards to new and continuing non-employee directors will be at the discretion of the Compensation Committee based on a review of peer group compensation statistics for non-employee directors.

•	No longer permits re-pricing of options or SARs unless there is stockholder approval.

•	No longer permits the repurchase of options by the Company unless there is stockholder approval.
Participants
     Employees (including those who are officers and/or directors), directors and consultants of the Company, its subsidiaries and affiliates are eligible to participate in the Amended 2004 Plan and receive awards. The Amended 2004 Plan provides that such eligible participants can receive discretionary awards of: (i) stock option grants and (ii) other equity-based awards, including grants of stock, stock units and SARs, or, collectively, equity-based awards).
     As of April 18, 2008, approximately 4,547 employees (including officers and employee directors) and seven non-employee members of the Board of Directors are eligible to participate in the Amended 2004 Plan. Consultants of the Company are also eligible.
Share Reserve and Grant Limits
     900,000 shares of common stock were initially authorized for issuance under the Amended 2004 Plan. The number of shares reserved for issuance under the Amended 2004 Plan can be increased on the first day of each of our fiscal years from 2006 through 2014 by the lesser of (i) 1,100,000 shares, (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year, or (iii) a number of shares determined by the board of directors. As of April 18, 2008, there were [4,007,214] shares of common stock authorized for issuance under the Amended 2004 Plan of which 1,538,684 are available for future grants. No participant in the Amended 2004 Plan can receive awards, in the aggregate, for more than 180,000 shares total in any calendar year, or more than 720,000 shares total in their first year of service. The closing price of a share of our common stock on April 18, 2008 was $10.22.
     Only shares actually issued to settle SARs or stock units shall count toward the share grant limits. Shares withheld or surrendered to pay the exercise price or to satisfy tax withholding for awards granted under the Amended 2004 Plan shall become available for award and not count toward the Amended 2004 Plan’s share grant limits. We may grant awards under other plans or programs and such awards may be settled in the form of shares issued under the Amended 2004 Plan, which will have the effect of reducing the number of shares available for award.

     Approval of the material terms of the Amended 2004 Plan (including the above grant limits) by stockholders is necessary in order for awards to Covered Employees to be eligible to qualify for the performance-based compensation exception to the tax deduction limitations of Section 162(m).
Administration
     The Compensation Committee administers the Amended 2004 Plan, including, among other things, selecting participants, the form of awards, and the terms and conditions of such awards. It has full authority to interpret the Amended 2004 Plan and to adopt regulations and rules to interpret or administer the Amended 2004 Plan.
     The Compensation Committee also establishes the form and amount of any grant or award, the time and conditions of exercise or vesting, and, subject to the terms and conditions of the Amended 2004 Plan, any amendments to or acceleration of the time of exercise or vesting of awards. The Compensation Committee may make awards that allow Amended 2004 Plan participants to elect to defer receipt of stock or cash to which the participant is entitled when the award matures or is exercised.
     The Board may authorize the Compensation Committee to make grants of equity-based awards to employees (who are not subject to Section 16 or Code Section 162(m)) and may determine all terms of the awards, provided the Board specifies the total number of awards that the Compensation Committee may so award.
     The Board of Directors, on the recommendation of the Committee, may in its discretion, grant awards to non-employee directors. The Board will establish the form and amount of any grant or award, the time and conditions of exercise or vesting, provided, however, that any awards to non-employee directors that are not vested upon the termination of such director’s service for any reason shall terminate immediately and may not be exercised.
Equity-Based Awards
     Discretionary grants of equity-based awards will be awarded by the Compensation Committee and will be evidenced by an award agreement which may contain varying terms and conditions. Payment of the purchase price, if any, shall be in a form specified by the applicable agreement which may include cash, net exercise, cashless exercise, full recourse promissory note, surrender of previously owned stock, or other forms as determined by the Compensation Committee. Unless otherwise provided in the applicable agreement between the participant and the Company, equity-based awards are generally not transferable other than by will or the laws of descent and distribution.
Stock Option Grants
     The Compensation Committee may, in its discretion, grant non-statutory stock options or incentive stock options, which are entitled to favorable income tax treatment under the Code, or any combination thereof under the Amended 2004 Plan. The number of shares of common stock covered by each stock option granted to a participant will be determined by the Compensation Committee, but no participant may be granted stock options in any fiscal year that exceed the Amended 2004 Plan’s annual individual grant limits.
     Stock option grants will be evidenced by an option agreement, which may contain varying terms and conditions. Stock options vest and become exercisable at the times and on the terms established by the Compensation Committee. The per share exercise price for stock options may not be less than (and is generally equal to) the fair market value of a share of common stock on the date the option was granted. Stock options expire at the times established by the Compensation Committee, but not later than ten years after the date of grant. The Compensation Committee may extend the maximum term of any stock option granted under the Amended 2004 Plan, subject to such ten-year limit from the date of grant. The Compensation Committee may no longer offer to buy out for a payment in cash or cash equivalents an option previously granted or authorize a participant to elect to cash out an option previously granted under the Amended 2004 Plan without stockholder approval. Stock options can no longer be re-priced under the Amended 2004 Plan without stockholder approval.
Restricted Stock Grants
     The Compensation Committee may, in its discretion, award restricted shares of the Company’s common stock to a participant. When the restricted stock award conditions (which may include performance conditions) are satisfied, then the participant is vested in the shares and has complete ownership of the shares. The holders of restricted stock awarded under the Amended 2004 Plan shall generally have the same voting, dividend and other rights as our other stockholders.
Stock Appreciation Rights (“SARs”)
     The Compensation Committee may, in its discretion, grant stock appreciation rights. The number of shares covered by each stock appreciation right will be determined by the Compensation Committee. The stock appreciation right exercise price will be set by the Compensation Committee provided, however, that the per share exercise price for SARs may not be less than (and is generally equal to) the fair market value of a share of common stock on the date the SAR was granted. Stock appreciation rights vest and are exercisable at the times and on the terms established by the Compensation Committee. Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (a) the difference between (i) the fair market value of a share of Common Stock on the date of exercise and (ii) the exercise price multiplied by (b) the number of SARs exercised. SARs may be paid in cash and/or shares, as determined by the Compensation Committee. SARs can no longer be re-priced under the Amended 2004 Plan without stockholder approval.
Stock Unit Awards
     The Compensation Committee may, in its discretion, award stock units. A stock unit is a bookkeeping entry that represents the equivalent of a share of common stock. A stock unit is similar to restricted stock in that the Compensation Committee may establish performance goals and/or other conditions that must be satisfied before the participant can receive any benefit from the stock unit. When the participant satisfies the conditions of the stock unit award, the Company will pay the participant for the vested stock units with cash and/or shares. The amount received may depend upon the degree of achievement of the performance goals, although the Compensation Committee has discretion to reduce or waive any performance objectives.
Termination of Service
     While the Compensation Committee generally has discretionary authority to determine terms and conditions for each grant, in general, a participant will be permitted to exercise his/her vested award for up to three months after termination of service. Termination of service shall cause forfeiture of all then unvested awards. If termination of service is due to death or disability, then the participant can exercise his/her vested award for up to twelve months after termination. Termination of service due to cause shall cause forfeiture of all outstanding awards. In all cases, any post-service exercise periods will be subject to the specified terms of the award agreement.
Performance Goals
     The Amended 2004 Plan specifies performance goals that the Compensation Committee may use in awards to persons subject to the limitations of Code Section 162(m). These performance goals are defined as one or more objective measurable performance factors determined by the Compensation Committee with respect to each performance period based upon one or more factors, including, but not limited to: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes, depreciation and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment shares (q) liquidity, (r) management, (s) human resources, (t) corporate governance, (u) legal matters, (v) internal controls, (w) policies and procedures, (x) accounting and reporting, (y) information technology, (z) site, plant or building development, (aa) business development, (bb) strategic alliances, licensing and partnering, (cc) mergers and acquisitions or divestitures, and (dd) financings (“Qualifying Performance Criteria”).
     The Amended 2004 Plan adds liquidity, management, human resources, corporate governance, legal matters, internal controls, policies and procedures, accounting and reporting, information technology, site, plant or building development, business development, strategic alliances, licensing and partnering, mergers and acquisitions or divestitures, and financings as performance goal criteria in addition to the ones currently available under the 2004 Plan.

     The inclusion of performance goals in awards of stock and/or stock units to persons subject to the limitations of Code Section 162(m) can permit such equity awards to qualify for the performance-based compensation exception to the tax deduction limitations. Approval of the material terms of the Amended 2004 Plan (including the specified performance goal criteria) by stockholders is necessary in order for grants of stock and/or stock units to employees covered by Code Section 162(m) to be eligible to qualify for the performance-based compensation exception to the tax deduction limitations of Section 162(m).
Payment of Director Fees in Securities
     Upon the Board of Director’s affirmative determination to authorize such a provision, a non-employee director may elect to receive some or all of his annual retainer payments in the form of shares of common stock granted under the Amended 2004 Plan. The terms and conditions of such an arrangement shall be determined by the Board of Directors.
Amendment and Termination
     The Board of Directors may amend or modify the Amended 2004 Plan, in any or all respects whatsoever, subject to any required stockholder approval. The Amended 2004 Plan will terminate on July 21, 2014 (ten years from the adoption of the 2004 Plan) unless terminated earlier by the Board of Directors.
Adjustments Upon Changes in Capitalization
     In the event of a subdivision of the outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, combination, consolidation or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the exercise price of each outstanding option/SAR, the number and class of shares subject to each award, the share limitations on grants, as well as the number and class of shares available for issuance under the Amended 2004 Plan shall be appropriately adjusted (if at all) by the Compensation Committee in its sole discretion.
Change in Control
     In the event the Company is a party to merger, reorganization or similar Change in Control, as defined in the Amended 2004 Plan, outstanding awards may be assumed, substituted or otherwise replaced by the acquirer or successor, cancelled without consideration or fully vest. An award may at the time of grant or any time thereafter, in the sole discretion of the Compensation Committee, provide for acceleration of vesting upon a Change in Control or due to other events.
New Plan Benefits
     All awards of the Amended 2004 Plan are granted at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Amended 2004 Plan are not determinable. The following table sets forth the number of shares subject to equity awards granted under the 2004 Plan during our fiscal year ended December 31, 2007.

Participant	Options	RSUs
Lance Rosenzweig President, Chief Executive Officer and Secretary	12,500	167,500
Caroline Rook Chief Financial Officer	35,000	95,500
Richard Bledsoe Chief Operating Officer	50,000	112,250
Rainerio Borja President of PeopleSupport (Philippines), Inc. and Vice President of Strategic Programs	35,000	95,500
Joseph Duryea Vice President, Sales	35,000	94,250
All current executive officers as a group	182,500	598,000
All current directors who are not executive officers as a group	34,800	6,000
All employees in 2007, including officers who were not executive officers, as a group	287,435	196,515

Governing Law
The governing state law of the Amended 2004 Plan (except for choice of law provisions) is Delaware, which is the state of our Incorporation.
Federal Income Tax Consequences
     The following is a brief summary of the United States federal income tax consequences of certain transactions under the Amended 2004 Plan based on federal income tax laws in effect as of April 1, 2008. This summary is not intended to be exhaustive and does not discuss the tax consequences of an optionee’s death or provisions of the income tax laws of any municipality, state or other country in which an optionee may reside. This summary does not purport to be complete. The Company advises all participants to consult their own tax advisors concerning the tax implications relating to their awards under the Amended 2004 Plan.
     A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the option. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income, which is subject to withholding taxes, upon exercise in an amount equal to the difference between the aggregate fair market value of the shares and the aggregate exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.
     The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except possibly for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares transferred upon the exercise for at least the legally required minimum holding periods of one year after option exercise and two years after grant.
     A participant is not deemed to receive any taxable income at the time an award of unvested stock unit is granted, nor are we entitled to a tax deduction at that time. When vested stock units and any dividend equivalents are settled and distributed, the participant is deemed to receive an amount of ordinary income equal to the amount of cash and/or the fair market value of shares received. This income is subject to withholding taxes for employees or former employees.
     For restricted stock awards, unless the participant elects under Code Section 83(b) to be taxed at the time of receipt of the restricted stock, the participant will not have taxable income upon the receipt of the award, but upon vesting will recognize ordinary income equal to the fair market value of the shares or cash received (that exceeds the amount paid, if any, for such shares) at the time of vesting.
     At the discretion of the Compensation Committee, the Amended 2004 Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise, receipt or vesting of an award by electing to have shares of common stock withheld, and/or by delivering to us already-owned shares.
     The Company will generally be entitled to a tax deduction in connection with an award under the Amended 2004 Plan only in an amount equal to the ordinary income recognized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, as mentioned above, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers (other than the Chief Financial Officer). We have structured the Amended 2004 Plan with the intention that compensation resulting from awards under the Amended 2004 Plan can qualify as “performance-based compensation” and, if so qualified, would be tax deductible. Such favorable tax treatment is subject to, among other things, approval of the Amended 2004 Plan by our stockholders and, accordingly, we are seeking such approval.
Required Vote
     The approval of the Amended 2004 Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If the Amended 2004 Plan is not approved by stockholders at the Annual Meeting, the 2004 Plan will remain in effect and the Amended 2004 Plan will be null and void and future equity grants to Covered Employees under the 2004 Plan will not be eligible to qualify as performance based compensation for purposes of Internal Revenue Code Section 162(m).

     Your Board of Directors Recommends a Vote FOR the Approval of the Amended and Restated PeopleSupport, Inc. 2004 Stock Incentive Plan.

Stockholder Proposals for the 2009 Annual Meeting
     Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Currently, the 2009 Annual Meeting is expected to be held on or about July 29, 2009.
     Our Bylaws, in accordance with SEC rules, provide that any stockholder proposal to be included in the proxy statement for the Company’s 2009 Annual Meeting must be received by the Secretary of the Company at the Company’s office at 1100 Glendon Ave., Suite 1250, Los Angeles, California 90024 by March 30, 2009, but not earlier than February 29, 2008, in a form that complies with our Bylaws. However, in the event that the Annual Meeting has been changed to be more than 30 calendar days before or 60 calendar days after the anniversary date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be received no later than the earlier of the close of business on the 10th day following the day on which notice of the date of the scheduled Annual Meeting was mailed or public disclosure of the meeting date was made. Upon any determination that the date of the 2009 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2009 Annual Meeting, the Company will inform stockholders of such change.
     SEC rules also grant the Company discretionary proxy authority regarding stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement according to the Bylaws. In the event a stockholder proposal is not submitted to the Company prior to March 30, 2009, the proxies solicited by the Board of Directors for the 2009 Annual Meeting will confer authority on the Proxyholders to vote the shares in accordance with the recommendations of the Board of Directors if such proposal is presented at the 2009 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting.
     Stockholders may nominate an individual to stand for election to the Board of Directors at our Annual Meeting by following the procedures set forth in this paragraph. Stockholders who wish to nominate a candidate for the 2009 Annual Meeting must meet the notice requirements found in the “Directors Nomination” section of this Proxy Statement. The requesting stockholder must also provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the proxy statement and to permit the Nominating and Corporate Governance Committee to evaluate the proposed candidate in light of the criteria described under the caption “Director Nominations.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting shareholder is eligible to vote at the 2009 Annual Meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required.

39

Other Matters
     Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.
     Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.
By Order of the Board of Directors,
/s/ Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary
Los Angeles, California
May 9, 2008
     PeopleSupport‘s 2007 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable photocopying charge per page to any requesting stockholder. Stockholders may make such request in writing to PeopleSupport, Inc. at 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024, Attention: Secretary. The request must include a representation by the stockholder that as of May 1, 2008, the stockholder was entitled to vote at the Annual Meeting.

40

Appendix A
PEOPLESUPPORT, INC.
2004 STOCK INCENTIVE PLAN
(As Amended and Restated by the Board of Directors on April 29, 2008)

PEOPLESUPPORT, INC.
2004 STOCK INCENTIVE PLAN
(As Amended and Restated by the Board of Directors on April 29, 2008)
SECTION 1. ESTABLISHMENT AND PURPOSE.
     The Plan (as hereinafter defined) was originally adopted by the Board of Directors on July 21, 2004, effective as of the date of the initial offering of Stock (as hereinafter defined) to the public pursuant to a registration statement filed by the Company (as hereinafter defined) with the Securities and Exchange Commission (the “Effective Date”). The Plan was subsequently amended and restated effective April 29, 2008 subject to stockholder approval at the Company’s 2008 annual meeting of stockholders. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees (as hereinafter defined), Outside Directors (as hereinafter defined) and Consultants (as hereinafter defined) to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards (as hereinafter defined) in the form of restricted shares, stock units, options (which may constitute incentive stock options or non-statutory stock options) or stock appreciation rights.
SECTION 2. DEFINITIONS.
     (a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity.
     (b) “Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.
     (c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.
     (d) “Cause” shall mean, except as may otherwise be provided in a Participant employment agreement or Award agreement, (i) a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or (ii) a Participant’s misconduct, fraud, disloyalty or dishonesty (as such terms may be defined by the Committee in its sole discretion), or (iii) any unauthorized use or disclosure of confidential information or trade secrets by a Participant, or (iv) a Participant’s negligence, malfeasance, breach of fiduciary duties, neglect of duties, or (v) any material violation by a Participant of a written Company or Affiliate policy or any material breach by a Participant of a written agreement with the Company or Affiliate, or (vi) any other act or omission by a Participant that, in the opinion of the Committee, could reasonably be expected to adversely affect the Company’s or an Affiliate’s business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (vi), whether or not a “cause” event has occurred will determined by the Committee in its sole discretion and the Committee’s determination shall be conclusive, final and binding.

     (e) “Change in Control” shall mean the occurrence of any of the following events:
          (i) A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:
(1)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(2)	Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or
          (ii) Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or
          (iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or
          (iv) The sale, transfer or other disposition of all or substantially all of the Company’s assets.
     For purposes of subsection (d)(i) above, the term “look-back” date shall mean the later of (1) the Effective Date or (2) the date 24 months prior to the date of the event that may constitute a Change in Control.
     For purposes of subsection (d)(ii)) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

     Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the Securities and Exchange Commission for the initial offering of Stock to the public.
     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (g) “Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.
     (h) “Company” shall mean PeopleSupport, Inc.
     (i) “Consultant” shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor or a member of the board of directors of a Parent or a Subsidiary who is not an Employee.
     (j) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.
     (k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (l) “Exercise Price” shall mean, in the case of an Option, the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.
     (m) “Fair Market Value” with respect to a Share, shall mean the market price of one Share of Stock, determined by the Committee as follows:
          (i) If the Stock was traded over-the-counter on the date in question but was not traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.;
          (ii) If the Stock was traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market;
          (iii) If the Stock was traded on a United States stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report; and

          (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.
     (n) “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.
     (o) “Non-statutory Option” or “NSO” shall mean an employee stock option that is not an ISO.
     (p) “Offeree” shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).
     (q) “Option” shall mean an ISO or Non-statutory Option granted under the Plan and entitling the holder to purchase Shares.
     (r) “Optionee” shall mean an individual or estate who holds an Option or SAR.
     (s) “Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.
     (t) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.
     (u) “Participant” shall mean an individual or estate who holds an Award.
     (v) “Plan” shall mean this 2004 Stock Incentive Plan of PeopleSupport, Inc., as amended from time to time.
     (w) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.
     (x) “Re-Price” shall mean that the Company has lowered or reduced the Exercise Price of outstanding Options for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)).
     (y) “Restricted Share” shall mean a Share awarded under the Plan.
     (z) “Restricted Share Agreement” shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Shares.
     (aa) “SAR” shall mean a stock appreciation right granted under the Plan.

     (bb) “SAR Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.
     (cc) “Service” shall mean service as an Employee, Consultant or Outside Director.
     (dd) “Share” shall mean one share of Stock, as adjusted in accordance with Section 11 (if applicable).
     (ee) “Stock” shall mean the Common Stock of the Company.
     (ff) “Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his Option.
     (gg) “Stock Unit” shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.
     (hh) “Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.
     (ii) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
     (jj) “Total and Permanent Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months.
SECTION 3. ADMINISTRATION.
     (a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist of two or more directors of the Company, who shall be appointed by the Board of Directors. In addition, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.
     (b) Committee for Non-Officer Grants. The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable law, the Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award. The Board of Directors may not authorize an officer to designate himself as a recipient of an Award.
     (c) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.
     (d) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:
          (i) To interpret the Plan and to apply its provisions;
          (ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;
          (iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
          (iv) To determine when Awards are to be granted under the Plan;
          (v) To select the Offerees and Optionees;
          (vi) To determine the number of Shares to be made subject to each Award;
          (vii) To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Non-statutory Option, and to specify the provisions of the agreement relating to such Award;
          (viii) To amend any outstanding Award agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;
          (ix) To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;
          (x) To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

          (xi) To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;
          (xii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award agreement;
          (xiii) To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;
          (xiv) To extend the post-termination exercise term, or waive restrictions, of Awards at any time and under such terms and conditions as it deems appropriate; and
          (xv) To take any other actions deemed necessary or advisable for the administration of the Plan.
Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.
SECTION 4. ELIGIBILITY.
     (a) General Rule. Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.
     (b) Grants to Outside Directors.
          (i) The Board of Directors, on the recommendation of the Committee, may in its discretion, grant Awards to Outside Directors.
          (ii) All Awards granted to an Outside Director under this Section 4(b) shall terminate on the earlier of (A) the day before the tenth anniversary of the date of grant of such Award or (B) the date twelve months after the termination of such Outside Director’s Service for any reason; provided, however, that any such Awards that are not vested upon the termination of the Outside Director’s Service for any reason shall terminate immediately and may not be exercised.
     (c) Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.
     (d) Attribution Rules. For purposes of Section 4(c) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.
     (e) Outstanding Stock. For purposes of Section 4(c) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.
SECTION 5. STOCK SUBJECT TO PLAN.
     (a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 4,007,214 Shares, plus (x) any Shares remaining available for grant of awards under the Company’s 1998 Stock Incentive Plan on the effective date of the Plan (including Shares subject to outstanding options under the Company’s 1998 Stock Incentive Plan on the effective date of this Plan that are subsequently forfeited or terminate for any other reason before being exercised and unvested Shares that are forfeited pursuant to such plan after the effective date of this Plan) and (y) an annual increase on the first day of each fiscal year during the term of the Plan, beginning January 1, 2009, in each case in an amount equal to the lesser of (i) 1,100,000 Shares, (ii) 4% of the outstanding Shares on the last day of the immediately preceding year, or (iii) an amount determined by the Board of Directors. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs under the Plan shall not exceed 180,000 Shares. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.
     (b) Award Limitation. Subject to the adjustment provisions of Section 11, no Participant may receive Options, SARs, Restricted Shares or Stock Units under the Plan in any calendar year that in the aggregate relate to more than 180,000 Shares, except that grants to a Participant in the calendar year in which his or her service first commences shall not in the aggregate relate to more than 720,000 Shares.
     (c) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 5(a) and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.
SECTION 6. RESTRICTED SHARES.
     (a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.
     (b) Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.
     (c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares of thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.
     (d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.
     (e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.
SECTION 7. TERMS AND CONDITIONS OF OPTIONS.
     (a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option

Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.
     (b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.
     (c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in 4(c). Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.
     (d) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.
     (e) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for Employees described in Section 4(c). A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.
     (f) Exercise of Options. Upon Termination of Service. Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.
     (g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

     (h) Leaves of Absence. An Employee’s Service shall cease when such Employee ceases to be actively employed by, or a Consultant to, the Company (or any subsidiary) as determined in the sole discretion of the Board of Directors. For purposes of Options, Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.
     (i) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 11.
     (j) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price, or in return for the grant of the same or a different number of Shares. The Committee may only Re-Price outstanding Options upon the affirmative vote of the stockholders. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.
     (k) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.
     (l) Buyout Provisions. Upon the affirmative vote of the stockholders, the Committee may (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
SECTION 8. PAYMENT FOR SHARES.
     (a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.
     (b) Surrender of Stock. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares

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which have already been owned by the Optionee or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.
     (c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).
     (d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.
     (e) Net Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part through a “net exercise” arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a net exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii).
     (f) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.
     (g) Promissory Note. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note. However, the par value of the Common Shares being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents.
     (h) Other Forms of Payment. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

     (i) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.
SECTION 9. STOCK APPRECIATION RIGHTS.
     (a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.
     (b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.
     (c) Exercise Price. Each SAR Agreement shall specify the Exercise Price. The Exercise Price of SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.
     (d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.
     (e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.
     (f) Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.
     (g) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The Committee may only Re-Price outstanding SARs upon the affirmative vote of the stockholders. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.
SECTION 10. STOCK UNITS.
     (a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.
     (b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
     (c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.
     (d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.
     (e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

     (f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.
     (g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.
SECTION 11. ADJUSTMENT OF SHARES.
     (a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such equitable and proportionate adjustments as it, in its sole discretion, deems appropriate in one or more of:
(i)	The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Section 5;

(ii)	The limitations set forth in Sections 5(a) and (b);

(iii)	The number of Shares covered by each outstanding Award;

(iv)	The Exercise Price under each outstanding Option and SAR; or

(v)	The number of outstanding Shares issued under the Plan.
Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.
     (b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.
     (c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for:
          (i) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

          (ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;
          (iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;
          (iv) Full exercisability or vesting and accelerated expiration of the outstanding Awards;
          (v) Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards; or
          (vi) Cancellation of outstanding Awards without consideration.
     (d) Reservation of Rights. Except as provided in this Section 11, an Optionee or Offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
     (e) Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.
SECTION 12. DEFERRAL OF AWARDS.
     The Committee (in its sole discretion) may permit or require a Participant to:
     (a) Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;
     (b) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or
     (c) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account stablished for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

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     (d) A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.
SECTION 13. AWARDS UNDER OTHER PLANS.
     The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.
SECTION 14. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.
     (a) Effective Date. No provision of this Section 14 shall be effective unless and until the Board of Directors has determined to implement such provision.
     (b) Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board of Directors. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Section 14 shall be filed with the Company on the prescribed form.
     (c) Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board of Directors. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board of Directors.
SECTION 15. LEGAL AND REGULATORY REQUIREMENTS.
     Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.
SECTION 16. WITHHOLDING TAXES.
     (a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
     (b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the legally required minimum tax withholding.
SECTION 17. OTHER PROVISIONS APPLICABLE TO AWARDS.
     (a) Transferability. Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 17(a) shall be void and unenforceable against the Company.
     (b) Qualifying Performance Criteria. The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment shares (q) liquidity, (r) management, (s) human resources, (t) corporate governance, (u) legal matters, (v) internal controls, (w) policies and procedures, (x) accounting and reporting, (y) information technology, (z) site, plant or building development, (aa) business development, (bb) strategic alliances, licensing and partnering, (cc) mergers and acquisitions or divestitures, and (dd) financings (“Qualifying Performance Criteria”). The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. The Committee shall determine the Qualifying Performance Criteria not later than the 90th day of the performance period, and shall determine and certify, for each Participant, the extent to which the Qualifying Performance Criteria have been met. The Committee may not in any event increase the amount of compensation payable under the Plan upon the attainment of a Qualifying Performance Goal to a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.
SECTION 18. NO EMPLOYMENT RIGHTS.
     No provision of the Plan, nor any right or Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.
SECTION 19. DURATION AND AMENDMENTS.
     (a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically on July 21, 2014 and may be terminated on any earlier date pursuant to Subsection (b) below.
     (b) Right to Amend or Terminate the Plan. The Board of Directors may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.
     (c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.
SECTION 20. GENERAL.
     (a) Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board of Directors), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Option (or vesting of Stock Awards) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Option whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board of Directors) with respect to the foregoing shall be final, conclusive and binding on all interested parties.
     (b) Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.
     (c) Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.
     (d) Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     (e) Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Consultant, or Outside Director of the Company, a Parent, a Subsidiary or an Affiliate or to receive any future Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s certificate of incorporation and bylaws and a written employment agreement (if any).
SECTION 21. GOVERNING LAW. The Plan shall be governed by Delaware law, applied without regard to conflicts of law principles.
SECTION 22. EXECUTION.
     To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

PEOPLESUPPORT, INC.

Lance Rosenzweig,
President and Chief Executive Officer

PeopleSupport, Inc.
c/o Computershare Trust Company, N.A.
1745 Gardena Avenue
Glendale, CA 91204-2991
Dear Stockholder:
PeopleSupport encourages you to vote. Please send us your vote as soon as possible. Stockholders can also vote at the Annual Meeting on June 30, 2008.
Electronic Delivery of Proxy Materials
In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are pleased to offer shareholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To participate, follow the instructions at www.peoplesupport.com.
Consolidated Mailing of Proxy Materials and Elimination of Duplicates
A single proxy statement and annual report will be delivered to multiple shareholders having the same last name and address, unless contrary instructions have been received from an affected shareholder. If you are a shareholder who shares the same last name and address as other shareholders of PeopleSupport and would like to receive a separate copy of current or future proxy statements and annual reports, please send a written request to PeopleSupport, Inc., Attn: PeopleSupport Shareholder Services, 1100 Glendon Ave., Suite 1250, Los Angeles, CA 90024. If you share the same last name and address as multiple shareholders and you would like PeopleSupport to send only one copy of future proxy statements, annual reports and other materials, please contact us at the above address.
Your vote is important. Thank you for voting.

PROXY
PeopleSupport, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby authorizes LANCE ROSENZWEIG and CAROLINE ROOK, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of PeopleSupport, Inc. (the “Company”) to be held at the Radisson L.A. Westside, 6161 West Centinela Avenue, Culver City, California 90230 at 9:00 a.m., Pacific Time, on Monday, June 30, 2008, or at any postponement or adjournment thereof, and instructs said Proxies to vote as follows:
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, the ratification of the appointment of the Company’s independent registered public accounting firm for 2008, FOR Proposal 3, approval of the amendment and restatement of 2004 Stock Incentive Plan, including annual equity grant limits to enable the Company to continue to deduct the value of certain grants from the Company’s taxable income, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

☐    FOLD AND DETACH HERE   ☐

▼DETACH PROXY CARD HERE▼

The Board of Directors recommends a vote “FOR” the following actions.

1. Election of Class I Directors

☐		☐		☐
	FOR all		WITHHOLD		WITHHOLD for the following only:
	nominees		for all nominees		(write the name of the nominee in the space below)

2. Ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2008.

☐	FOR	☐	AGAINST	☐	WITHHOLD

3. Approval of amendment and restatement of 2004 Stock Incentive Plan

☐	FOR	☐	AGAINST	☐	WITHHOLD

ALL PROPOSALS TO BE ACTED UPON ARE PROPOSALS OF THE BOARD. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN THE MEETING TO ANOTHER TIME OR PLACE IN ORDER TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE RECOMMENDATIONS OF THE BOARD, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD.

Unless “AGAINST” or “WITHHOLD” is indicated, the Proxy will be voted “FOR” proposals 1, 2 and 3.

Mark box at right if you plan to attend the Annual Meeting ☐

Mark box at right if an address change ☐

The undersigned hereby ratifies and confirms all that said attorneys and Proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.

SIGNATURE 1	DATE

SIGNATURE 2 (JOINT OWNER)	DATE

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.